                              EXHIBIT NO. (4)

                                                          [EXECUTION COPY]







__________________________________________________________________________


                               $400,000,000

                             CREDIT AGREEMENT

                        Dated as of July 29, 1994,

                                   Among

                          CMS ENERGY CORPORATION
                                as Borrower

                                    and

                          THE BANKS NAMED HEREIN
                                 as Banks

                                    and

                            CITIBANK, N.A. and
                                UNION BANK
                               as Co-Agents


__________________________________________________________________________

                             TABLE OF CONTENTS


Section                                                             Page
- -------                                                             ----

PRELIMINARY STATEMENTS  . . . . . . . . . . . . . . . . . . . . . .     1

                                ARTICLE I.
                     DEFINITIONS AND ACCOUNTING TERMS

 1.01.  Certain Defined Terms . . . . . . . . . . . . . . . . . . .     2
 1.02.  Computation of Time Periods . . . . . . . . . . . . . . . .    20
 1.03.  Accounting Terms. . . . . . . . . . . . . . . . . . . . . .    21

                                ARTICLE II.
                                COMMITMENTS

 2.01.  The Commitments . . . . . . . . . . . . . . . . . . . . . .    21
 2.02.  Fees    . . . . . . . . . . . . . . . . . . . . . . . . . .    21
 2.03.  Reduction of the Commitments. . . . . . . . . . . . . . . .    24
 2.04.  Computations of Outstandings. . . . . . . . . . . . . . . .    24
 2.05.  Extension of Termination Date . . . . . . . . . . . . . . .    24

                               ARTICLE III.
                                 ADVANCES

 3.01.  Advances. . . . . . . . . . . . . . . . . . . . . . . . . .    25
 3.02.  Conversion of Advances. . . . . . . . . . . . . . . . . . .    27
 3.03.  Interest Periods. . . . . . . . . . . . . . . . . . . . . .    28
 3.04.  Other Terms Relating to the
           Making and Conversion of Advances. . . . . . . . . . . .    28
 3.05.  Repayment of Advances . . . . . . . . . . . . . . . . . . .    31

                                ARTICLE IV.
                             LETTERS OF CREDIT

 4.01.  LC Banks. . . . . . . . . . . . . . . . . . . . . . . . . .    32
 4.02.  Letters of Credit . . . . . . . . . . . . . . . . . . . . .    33
 4.03.  LC Bank Fees  . . . . . . . . . . . . . . . . . . . . . . .    33
 4.04.  Reimbursement to LC Banks . . . . . . . . . . . . . . . . .    34
 4.05.  Obligations Absolute. . . . . . . . . . . . . . . . . . . .    35
 4.06.  Liability of LC Banks and the Lenders . . . . . . . . . . .    36

                                ARTICLE V.
                PAYMENTS, COMPUTATIONS AND YIELD PROTECTION

 5.01.  Payments and Computations . . . . . . . . . . . . . . . . .    37
 5.02.  Interest Rate Determination . . . . . . . . . . . . . . . .    39
 5.03.  Prepayments . . . . . . . . . . . . . . . . . . . . . . . .    39
 5.04.  Yield Protection. . . . . . . . . . . . . . . . . . . . . .    40
                (a)  Increased Costs. . . . . . . . . . . . . . . .    40
                (b)  Eurodollar Reserves. . . . . . . . . . . . . .    41
                (c)  Breakage . . . . . . . . . . . . . . . . . . .    41
                (d)  Capital. . . . . . . . . . . . . . . . . . . .    42
                (e)  Notices. . . . . . . . . . . . . . . . . . . .    42
                (f)  Survival of Obligations. . . . . . . . . . . .    43
 5.05.  Sharing of Payments, Etc. . . . . . . . . . . . . . . . . .    43
 5.06.  Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . .    43

                                ARTICLE VI.
                           CONDITIONS PRECEDENT

 6.01.  Conditions Precedent to Commitment Closing. . . . . . . . .    45
 6.02.  Conditions Precedent to Financial Closing . . . . . . . . .    47
 6.03.  Conditions Precedent to Each Extension of Credit. . . . . .    48
 6.04.  Conditions Precedent to Certain Extensions of Credit. . . .    49
 6.05.  Reliance on Certificates. . . . . . . . . . . . . . . . . .    50

                               ARTICLE VII.
                      REPRESENTATIONS AND WARRANTIES

 7.01.  Representations and Warranties of the Borrower. . . . . . .    51

                               ARTICLE VIII.
                         COVENANTS OF THE BORROWER

 8.01.  Affirmative Covenants . . . . . . . . . . . . . . . . . . .    55
 8.02.  Negative Covenants. . . . . . . . . . . . . . . . . . . . .    58
 8.03.  Reporting Obligations . . . . . . . . . . . . . . . . . . .    66



                                ARTICLE IX.
                                 DEFAULTS

 9.01.  Events of Default . . . . . . . . . . . . . . . . . . . . .    69
 9.02.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . .    72

                                ARTICLE X.
                                THE AGENTS

10.01.  Authorization and Action. . . . . . . . . . . . . . . . . .    73
10.02.  Agents' Reliance, Etc.. . . . . . . . . . . . . . . . . . .    74
10.03.  Citibank, Union Bank and Affiliates . . . . . . . . . . . .    74
10.04.  Lender Credit Decision. . . . . . . . . . . . . . . . . . .    75
10.05.  Indemnification . . . . . . . . . . . . . . . . . . . . . .    75
10.06.  Successor Agents. . . . . . . . . . . . . . . . . . . . . .    75

                                ARTICLE XI.
                               MISCELLANEOUS

11.01.  Amendments, Etc.. . . . . . . . . . . . . . . . . . . . . .    76
11.02.  Notices, Etc. . . . . . . . . . . . . . . . . . . . . . . .    77
11.03.  No Waiver of Remedies . . . . . . . . . . . . . . . . . . .    78
11.04.  Costs, Expenses and Indemnification . . . . . . . . . . . .    78
11.05.  Right of Set-Off. . . . . . . . . . . . . . . . . . . . . .    79
11.06.  Binding Effect. . . . . . . . . . . . . . . . . . . . . . .    80
11.07.  Assignments and Participation . . . . . . . . . . . . . . .    80
11.08.  Confidentiality . . . . . . . . . . . . . . . . . . . . . .    85
11.09.  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . .    86
11.10.  Governing Law . . . . . . . . . . . . . . . . . . . . . . .    86
11.11.  Relation of the Parties; No Beneficiary . . . . . . . . . .    86
11.12.  Existing Banks' Waiver, Acknowledgement
        and Release . . . . . . . . . . . . . . . . . . . . . . . .    87
11.13.  Execution in Counterparts . . . . . . . . . . . . . . . . .    87
11.14.  Survival of Agreement . . . . . . . . . . . . . . . . . . .    87

Exhibits
- --------

EXHIBIT 3.01           -        Form of Notice of Borrowing
EXHIBIT 3.02           -        Form of Notice of Conversion
EXHIBIT 4.01           -        NYSEG Letter of Credit
EXHIBIT 5.03           -        Form of Cash Collateral Agreement
EXHIBIT 6.02A          -        Form of Note
EXHIBIT 6.02B          -        Form of Enterprises Guaranty
EXHIBIT 6.02C          -        Form of Opinion of Sidley & Austin,
                                counsel for the Loan Parties
EXHIBIT 6.02D          -        Form of Opinion of King & Spalding,
                                counsel to the Agents
EXHIBIT 6.02E          -        Form of Opinion of Loomis, Ewert, Ederer,
                                Parsley, Davis & Gotting, P.C., special
                                Michigan counsel for the Loan Parties
EXHIBIT 8.03           -        Form of Compliance Schedule
EXHIBIT 11.07          -        Form of Lender Assignment


Schedules
- ---------

SCHEDULE I                        Applicable Lending Offices
SCHEDULE II                            Permitted Debt

                             CREDIT AGREEMENT

                         Dated as of July 29, 1994




        THIS CREDIT AGREEMENT is made by and among:

        (i)     CMS Energy Corporation, a Michigan corporation (the
                "Borrower"),

        (ii) the banks (the "Banks") listed on the signature pages hereof and the other Lenders (as hereinafter defined) from time to time party hereto,

        (iii) Citibank, N.A. ("Citibank") and Union Bank ("Union Bank"), as co-administrative agents (individually a "Co-Agent" and collectively the "Co-Agents") for the Lenders hereunder,

        (iv) Citibank, as documentation agent (the "Documentation Agent") for the Lenders hereunder,

        (v) Union Bank, as operational agent (the "Operational Agent") for the Lenders hereunder, and

        (vi)    The Chase Manhattan Bank, N.A., as co-manager (the "Co-
                Manager").


                          PRELIMINARY STATEMENTS

        The Borrower has requested the Banks to provide the credit facilities hereinafter described in the amounts and on the terms and conditions set forth herein. The Banks have so agreed on the terms and conditions set forth herein, and the Agents have agreed to act as agents for the Lenders on such terms and conditions.

        The parties hereto acknowledge and agree that neither Consumers (as hereinafter defined) nor any of its Subsidiaries (as hereinafter defined) will be a party to, or will in any way be bound by any provision of, this Agreement or any other Loan Document (as hereinafter defined), and that no Loan Document will be enforceable against Consumers or any of its Subsidiaries or their respective assets.

        Accordingly, the parties hereto hereby agree as follows:


                                 ARTICLE I
                     DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be applicable to the singular and plural forms of the terms defined):

                "Advance" means an Advance by a Lender to the Borrower pursuant to Section 3.01 (or deemed made pursuant to Section 4.04(d)), and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance). All Advances by a Lender of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed to be a single Advance by such Lender until repaid or next Converted.

                "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

                "Agent" means, as the context may require, the Co-Agents, the Operational Agent or the Documentation Agent; and "Agents" means any or all of the foregoing.

                "Alternate Base Rate" means a fluctuating interest rate per annum equal at all times to the highest of:

                         (a) the rate of interest announced publicly by Union Bank in Los Angeles, California, from time to time, as the Union Bank Reference Rate;

                         (b) 1/2 of one percent per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly by the Operational Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Operational Agent from three New York certificate of deposit dealers of recognized standing selected by the Operational Agent, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

                         (c) 1/2 of one percent per annum above the Federal Funds Rate.

        Each change in the Alternate Base Rate shall take effect concurrently with any change in such base rate, moving average, or Federal Funds Rate.

                "Applicable Lending Office" means, with respect to each Lender, (i) such Lender's Domestic Lending Office, in the case of a Base Rate Advance, and (ii) such Lender's Eurodollar Lending Office, in the case of a Eurodollar Rate Advance.

                "Applicable Margin" means, on any date of determination,
        (i) for a Base Rate Advance, 0.00% per annum, and (ii) for a Eurodollar Rate Advance, 1.50% per annum.

        Notwithstanding the foregoing, (i) each of the foregoing Applicable Margins shall be increased by 0.50% per annum in the event that, and at all times during which, the Senior Notes shall be rated BB- (or its equivalent) or lower by (A) any three of S&P, Fitch, Moody's and D&P, or (B) both S&P and Moody's, and (ii) the foregoing Applicable Margin applicable to Eurodollar Rate Advances shall be decreased by 0.50% per annum in the event that, and at all times during which, the Senior Notes shall be rated BBB- (or its equivalent) or higher by (x) any three of S&P, Fitch, Moody's and D&P, or (y) both S&P and Moody's. The Applicable Margins shall be increased or decreased in accordance with this definition upon any change in the applicable ratings, and such increased or decreased Applicable Margins shall be effective from the date of announcement of any such new ratings. The Borrower agrees to notify the Operational Agent promptly after each change in any rating of the Senior Notes.

                "Applicable Rate" means:

                         (i) in the case of each Base Rate Advance, a rate per annum equal at all times to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time; and

                         (ii)    in the case of each Eurodollar Rate
                Advance comprising part of the same Borrowing, a rate per annum during each Interest Period equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time during such Interest Period.

                "Available Commitment" means, for each Lender on any day, the unused portion of such Lender's Commitment, computed after giving effect to all Extensions of Credit or prepayments to be made on such day and the application of proceeds therefrom.

                "Available Commitments" means the aggregate of the Lenders' Available Commitments hereunder.

                "Base Rate Advance" means an Advance that bears interest as provided in Section 3.05(b)(i).

                "Borrowing" means a borrowing consisting of Advances of the same Type, having the same Interest Period and made or Converted on the same day by the Lenders, ratably in accordance with their respective Percentages. Any Borrowing consisting of Advances of a particular Type may be referred to as being a Borrowing of such "Type". All Advances of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.

                "Business Day" means a day of the year on which banks are not required or authorized to close in New York City, Los Angeles, California and Detroit, Michigan, and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

                "Cash Collateral Agreement" means the Cash Collateral Agreement, dated as of the date hereof, between the Borrower and the Operational Agent, for the benefit of the Lenders, substantially in the form of Exhibit 5.03.

                "Cash Dividend Income" means, for any period, the amount of all cash dividends received by the Borrower from its Subsidiaries during such period that are paid out of the net income (without giving effect to any extraordinary gains in excess of $5,000,000) of such Subsidiaries during such period.

                "Commitment" means, for each Lender, the obligation of such Lender to make Advances to the Borrower and to participate in Extensions of Credit resulting from the issuance (or extension, modification or amendment) of any Letter of Credit in an aggregate amount no greater than the amount set forth opposite such Lender's name on the signature pages hereof or, if such Lender has entered into one or more Lender Assignments, set forth for such Lender in the Register maintained by the Documentation Agent pursuant to
        Section 11.07(c), in each such case as such amount may be reduced from time to time pursuant to Section 2.03. "Commitments" means the total of the Lenders' Commitments hereunder. The Commitments shall in no event exceed $400 million.

                "Commitment Closing" means the time at which each of the conditions precedent enumerated in Section 6.01 shall have been fulfilled to the satisfaction of the Lenders, the Co-Agents and the Borrower. All transactions contemplated by the Commitment Closing shall take place on or before July 29, 1994, at the offices of King & Spalding, 120 West 45th Street, New York, New York 10036, at 10:00 A.M., or such other place or time as the parties hereto may mutually agree.

                "Confidential Information" has the meaning assigned to that term in Section 11.08.

                "Consolidated Capital" means, at any date of determination, the sum of (a) Consolidated Debt, (b) consolidated equity of the common stockholders of the Borrower and the Consolidated Subsidiaries, (c) consolidated equity of the preference stockholders of the Borrower and the Consolidated Subsidiaries and (d) consolidated equity of the preferred stockholders of the Borrower and the Consolidated Subsidiaries, in each case determined at such date in accordance with generally accepted accounting principles.

                "Consolidated Debt" means, at any date of determination, the aggregate Debt of the Borrower and the Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, provided that, for purposes of this definition, (i) Debt shall not include any obligation of the Borrower, the Guarantor and the Consolidated Subsidiaries to the extent to which the obligation to pay, whether for property, services or otherwise, has not yet arisen (other than any such obligation the amount of which has been conclusively determined (including, without limitation, any obligation with respect to indebtedness for borrowed money or evidenced by bonds, debentures, notes or other similar instruments) and is due and payable at any time on or after such date of determination) and
        (ii) clause (v) of the definition of "Support Obligations" shall only include any potential liquidated damage payments provided for in respect of the obligations referred to therein.

                "Consolidated Subsidiary" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Borrower in accordance with generally accepted accounting principles.

                "Consumers" means Consumers Power Company, a Michigan corporation, all of whose common stock is on the date hereof owned by the Borrower.

                "Consumers Dividend Restriction" means any restriction enacted or imposed after October 1, 1992 upon the ability of Consumers to pay cash dividends to the Borrower in respect of Consumers' capital stock, whether such restriction is imposed by statute, regulation, decisions or rulings by the Michigan Public Service Commission or the Federal Energy Regulatory Commission (or any successor agency or agencies), final judgments of any court of competent jurisdiction, indentures, agreements, contracts or restrictions to which Consumers is a party or by which it is bound or otherwise; provided, that no restriction on such dividends existing on October 1, 1992 shall be a Consumers Dividend Restriction at any time.

                "Conversion", "Convert" or "Converted" refers to a conversion of Advances of one Type into Advances of another Type, or to the selection of a new, or the renewal of the same, Interest Period for Advances, as the case may be, pursuant to Section 3.02.

                "Convertible MIPS" means any and all preferred securities issued by a newly-formed, special-purpose Subsidiary of the Borrower in accordance with Section 8.02(b)(iii), which securities shall be convertible into, and may be redeemed with, the common stock of the Borrower.

                "D&P" means Duff & Phelps, Inc. or any successor thereto.

                "Debt" means, for any Person, any and all indebtedness, liabilities and other monetary obligations of such Person (whether for principal, interest, fees, costs, expenses or otherwise, and whether contingent or otherwise) (i) for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, (ii) to pay the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business which are not overdue), (iii) as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iv) under reimbursement or similar agreements with respect to letters of credit issued thereunder, (v) under any interest rate swap, "cap", "collar" or other hedging agreements, and (vi) to pay rent or other amounts under leases entered into in connection with sale and leaseback transactions involving assets of such Person being sold in connection therewith, and including, without limitation, (x) Guaranty Obligations and (y) any accumulated funding deficiency (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) for a Plan.

                "Default Rate" means a rate per annum equal at all times to the higher of (i) 2% per annum above the higher, from time to time, of (A) the Applicable Rate for Eurodollar Rate Advances immediately prior to such Default Rate becoming applicable and
        (B) the Applicable Rate in effect from time to time for Base Rate Advances, and (ii) the highest rate per annum payable pursuant to the Indenture with respect to any principal amount of the Senior Notes that is not paid when due.

                "Dividend Coverage Ratio" means, at any date, the ratio of
        (i) Pro Forma Dividend Amounts to (ii) Issuer Interest Expense, as such terms are defined in the Indenture as in effect on the date hereof.

                "Dollars" and the sign "$" each means lawful money of the United States.

                "Domestic Lending Office" means, with respect to any Lender, the office or affiliate of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Lender Assignment pursuant to which it became a Lender, or such other office or affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Operational Agent.

                "Eligible Assignee" means (a) a commercial bank or trust company organized under the laws of the United States, or any State thereof; (b) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (c) the central bank of any country that is a member of the OECD; and
        (d) any other commercial bank or other financial institution engaged generally in the business of extending credit or purchasing debt instruments; provided, however, that (A) any such Person shall also (i) have outstanding unsecured indebtedness that is rated A- or better by S&P or A3 or better by Moody's (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured indebtedness of entities engaged in such businesses) or (ii) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $250,000,000 (or its equivalent in foreign currency), (B) any Person described in clause (b), (c), or (d), above, shall, on the date on which it is to become a Lender hereunder, (i) be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 5.06) and
        (ii) not be incurring any losses, costs or expenses of the type for which such Person could demand payment under Section 5.04(a) or (d) (except to the extent that, in the absence of the making of an assignment to such Person, the assigning Lender would have incurred an equal or greater amount of such losses, costs or expenses and such losses, costs or expenses would have been payable by the Borrower to such assigning Lender hereunder), (C) any Person described in clauses (a), (b), (c) and (d), above, which is not a Lender shall, in addition, be acceptable to any LC Bank based upon its then-existing credit criteria and (D) any Person described in clause (d), above, shall, in addition, be acceptable to the Co-Agents.

                "Enterprises" means CMS Enterprises Company, a Michigan corporation, all of whose common stock is on the date hereof owned by the Borrower.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) that is a "commonly controlled entity" within the meaning of the regulations under Section 414 of the Internal Revenue Code of 1986, as amended.

                "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                "Eurodollar Lending Office" means, with respect to any Lender, the office or affiliate of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Lender Assignment pursuant to which it became a Lender (or, if no such office or affiliate is specified, its Domestic Lending Office), or such other office or affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Operational Agent.

                "Eurodollar Rate" means, for each Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance made as part of such Borrowing and for a period equal to such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing shall be determined by the Operational Agent on the basis of applicable rates furnished to and received by the Operational Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Sections 3.04(c) and 5.02.

                "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 3.05(b)(ii).

                "Eurodollar Reserve Percentage" of any Lender for each Interest Period for each Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

                "Event of Default" has the meaning specified in Section
        9.01.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                "Existing Agreement" means the Amended and Restated Credit Agreement, dated as of November 30, 1992, as amended and restated as of October 15, 1993, among the Borrower, the lenders named therein, the Co-Agents, the Documentation Agent and the Operational Agent.

                "Existing Banks" means the Banks party to the Existing
        Agreement.

                "Extension of Credit" means (i) the making of a Borrowing (including, without limitation, any Conversion), (ii) the issuance of a Letter of Credit, or (iii) the amendment of any Letter of Credit having the effect of extending the stated termination date thereof, increasing the LC Outstandings thereunder, or otherwise altering any of the material terms or conditions thereof.

                "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Operational Agent from three Federal funds brokers of recognized standing selected by the Operational Agent.

                "Fee Letter" has the meaning assigned to that term in
        Section 2.02(d).

                "Financial Closing" means the time at which each of the conditions precedent enumerated in Section 6.02 have been fulfilled to the satisfaction of the Lenders, the Co-Agents and the Borrower. All transactions contemplated by the Financial Closing shall take place on or before July 29, 1994, at the offices of King & Spalding, 120 West 45th Street, New York, New York 10036, at 10:00 A.M., or such other time as the parties hereto may mutually agree.

                "Fitch" means Fitch's Investors Services or any successor thereto.

                "Governmental Approval" means any authorization, consent, approval, license, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body, required in connection with either (i) the execution, delivery, or performance of any Loan Document by any Loan Party, (ii) the grant and perfection of any Lien contemplated by the Security Documents or (iii) the exercise by any Agent (on behalf of the Lenders) of any right or remedy provided for under any Security Document.

                "Guarantor" means Enterprises.

                "Guaranty" means the Guaranty, dated as of the date hereof, by Enterprises in favor of the Documentation Agent and the Lenders, substantially in the form of Exhibit 6.02B.

                "Guaranty Obligations" means (i) direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of any Person and (ii) other guaranty or similar obligations in respect of the performance of others, including, without limitation, Support Obligations; provided, however, that Guaranty Obligations shall not include any unsecured subordinated guaranty obligations of the Borrower with respect to the Convertible MIPS (provided, that the terms and conditions of subordination with respect to such guaranty obligations shall be in form and substance satisfactory to the Majority Lenders).

                "Hazardous Substance" means any waste, substance, or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau, or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

                "Indemnified Person" has the meaning assigned to that term in Section 11.04(b).

                "Indenture" means that certain Indenture, dated as of September 15, 1992, between the Borrower and the Trustee, as supplemented by the First Supplemental Indenture, dated as of October 1, 1992, and the Second Supplemental Indenture, dated as of October 1, 1992, as said Indenture may be further amended or otherwise modified from time to time in accordance with its terms.

                "Interest Period" has the meaning assigned to that term in
        Section 3.03.

                "LC Bank" means a Lender or other financial institution designated by the Borrower, and acceptable to the Documentation Agent and the Operational Agent, in accordance with Section 4.01(a), as the issuer of a Letter of Credit pursuant to an LC Bank Agreement. It is understood and agreed that each Lender shall be deemed to be acceptable to the Documentation Agent and the Operational Agent for such purposes. As of the date hereof, the Borrower has designated Union Bank and The Bank of Tokyo, Ltd. as LC Banks, and the Agents have accepted such designees pursuant to Section 4.01.

                "LC Bank Agreement" means an agreement between an LC Bank and the Borrower, in form and substance satisfactory to the Documentation Agent and the Operational Agent, providing for the issuance of one or more Letters of Credit, in form and substance satisfactory to the Documentation Agent and the Operational Agent, in support of a general corporate activity of the Borrower.

                "LC Payment Notice" has the meaning assigned to that term in Section 4.04(b).

                "LC Outstandings" means, for any Letter of Credit on any date of determination, the maximum amount available to be drawn under such Letter of Credit (assuming the satisfaction of all conditions for drawing enumerated therein).

                "Lender Assignment" means an assignment and agreement entered into by a Lender and an Eligible Assignee, and accepted by the Documentation Agent, in substantially the form of
        Exhibit 11.07.

                "Lenders" means the Banks listed on the signature pages hereof, each Eligible Assignee that shall become a party hereto pursuant to Section 11.07 and, if and to the extent so provided in
        Section 4.04(c), each LC Bank.

                "Letter of Credit" means a letter of credit issued by an LC Bank pursuant to Section 4.02, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement and the LC Bank Agreement to which it relates.

                "Lien" has the meaning assigned to that term in Section
        8.02(a).

                "Loan Documents" means this Agreement, the Notes, the Security Documents, the Fee Letter, the Cash Collateral Agreement, the LC Bank Agreement(s) and all other agreements, instruments and documents now or hereafter executed and/or delivered pursuant hereto or thereto.

                "Loan Party" means each of the Borrower and the Guarantor.

                "Majority Lenders" means, on any date of determination, Lenders that, collectively, on such date (i) have Percentages in the aggregate of at least 66-2/3% and (ii) if the Commitments have been terminated, hold at least 66-2/3% of the then aggregate unpaid principal amount of the Advances owing to Lenders. Any determination of those Lenders constituting the Majority Lenders shall be made by the Co-Agents and shall be conclusive and binding on all parties absent manifest error.

                "Measurement Quarter" has the meaning assigned to that term in Section 8.01(j).

                "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

                "Net Worth" means, with respect to any Person, the excess of such Person's total assets over its total liabilities, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistently applied, excluding, however, from the determination of total assets (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt, and (iii) any items not included in clauses (i) or (ii), above, that are treated as intangibles in conformity with generally accepted accounting principles.

                "Nomeco" means NOMECO Oil & Gas Co., a Michigan corporation, all of whose capital stock is on the date hereof owned by Enterprises.

                "Note" means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit 6.02A.

                "Noteholders" means, collectively, the owners of record from time to time of the Senior Notes.

                "Notice of Borrowing" has the meaning assigned to that term in Section 3.01(a).

                "NYSEG Letter of Credit" means the irrevocable standby letter of credit, dated April 29, 1994, issued by The Bank of Tokyo, Ltd. in favor of New York State Electric & Gas Corporation, bearing letter of credit number 165-LCS-916840, a copy of which is attached hereto as Exhibit 4.01. The NYSEG Letter of Credit shall constitute a Letter of Credit hereunder.

                "OECD" means the Organization for Economic Cooperation and Development.

                "PBGC" means the Pension Benefit Guaranty Corporation (or any successor entity) established under ERISA.

                "Percentage" means, for any Lender on any date of determination, the percentage obtained by dividing such Lender's Commitment on such day by the total of the Commitments on such date, and multiplying the quotient so obtained by 100%.

                "Permitted Investments" means each of the following so long as no such Permitted Investment shall have a final maturity later than six months from the date of investment therein:

                         (i) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States or any agency thereof;

                         (ii)    certificates of deposit or bankers'
                acceptances issued, or time deposits held, or investment contracts guaranteed, by any Lender, any nationally-recognized securities dealer or any other commercial bank, trust company, savings and loan association or savings bank organized under the laws of the United States, or any State thereof, or of any other country which is a member of the OECD, or a political subdivision of any such country, and in each case having outstanding unsecured indebtedness that (on the date of acquisition thereof) is rated AA- or better by S&P or Aa3 or better by Moody's (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured bank indebtedness);

                         (iii) obligations with any Lender, any other bank or trust company described in clause (ii), above, or any nationally-recognized securities dealer, in respect of the repurchase of obligations of the type described in clause (i), above, provided that such repurchase obligations shall be fully secured by obligations of the type described in said clause (i) and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, such Lender, such other bank or trust company or such securities dealer;

                         (iv) commercial paper rated (on the date of acquisition thereof) A-1 or P-1 or better by S&P or Moody's, respectively (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper); and

                         (v) any eurodollar certificate of deposit issued by any Lender or any other commercial bank, trust company, savings and loan association or savings bank organized under the laws of the United States, or any State thereof, or of any country which is a member of the OECD, or a political subdivision of any such country, and in each case having outstanding unsecured indebtedness that (on the date of acquisition thereof) is rated AA- or better by S&P or Aa3 or better by Moody's (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured bank indebtedness).

                "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                "Plan" means, with respect to any Person, an employee benefit plan (other than a Multiemployer Plan) maintained for employees of such Person or any ERISA Affiliate of such Person and covered by Title IV of ERISA.

                "Plan Termination Event" means, with respect to any Person, (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of such Person or any of its ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

                "Recipient" has the meaning assigned to that term in
        Section 11.08.

                "Reference Banks" means Citibank, Union Bank and The Toronto-Dominion Bank, or any additional or substitute Lenders as may be selected from time to time to act as Reference Banks hereunder by the Operational Agent, the Majority Lenders and the Borrower.

                "Register" has the meaning specified in Section 11.07(c).

                "Request for Issuance" has the meaning assigned to that term in Section 4.02(a).

                "Required Lenders" means, on any date of determination, Lenders that, collectively, on such date (i) hold at least 51% of the then aggregate unpaid principal amount of the Advances owing to Lenders and (ii) if no Advances are then outstanding, have Percentages in the aggregate of at least 51%. Any determination of those Lenders constituting the Required Lenders shall be made by the Co-Agents and shall be conclusive and binding on all parties absent manifest error.

                "Restricted Subsidiary" means (i) Enterprises and (ii) any other Subsidiary of the Borrower (other than Consumers and its Subsidiaries) that, on a consolidated basis with any of its Subsidiaries as of any date of determination, accounts for more than 10% of the consolidated assets of the Borrower and its Consolidated Subsidiaries.

                "S&P" means Standard & Poor's Corporation or any successor thereto.

                "Security Documents" means the Guaranty and the Cash Collateral Agreement.

                "Senior Note Debt" means, collectively, all principal indebtedness of the Borrower to the Noteholders now or hereafter existing under the Senior Notes, together with interest and premiums, if any, thereon and other amounts payable in respect thereof or in connection therewith in accordance with the terms of the Senior Notes or the Indenture.

                "Senior Notes" means the Series A Senior Deferred Coupon Notes Due 1997 and the Series B Senior Deferred Coupon Notes Due 1999 issued by the Borrower pursuant to the Indenture.

                "Subsidiary" means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one or more other Subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person's vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

                "Support Obligations" means any obligation, contingent or otherwise, of any Person guaranteeing or otherwise supporting any Debt or other obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt,
        (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Debt, (iv) to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute Debt), or (v) to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations (including, without limitation, guaranties of capacity support payments under power purchase or other similar arrangements) of the primary obligor.

                "Tax Sharing Agreement" means the Agreement for the Allocation of Income Tax Liabilities and Benefits, dated as of January 1, 1990, by and among the Borrower, each of the members of the Consolidated Group (as defined therein), and each of the corporations that become members of the Consolidated Group.

                "Termination Date" means the earlier to occur of (i) June 30, 1997 or such later date to which the Termination Date is extended in accordance with Section 2.05 and (ii) the date of termination or reduction in whole of the Commitments pursuant to
        Section 2.03 or 9.02.

                "Trustee" has the meaning assigned to that term in the Indenture.

                "Type" has the meaning assigned to such term (i) in the definition of "Advance" when used in such context and (ii) in the definition of "Borrowing" when used in such context.

                "Unmatured Default" means an event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

        SECTION 1.02. Computation of Time Periods. Unless otherwise indicated, each reference in this Agreement to a specific time of day is a reference to New York City time. In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. In the case of a period of time "from" a specified date "to" or "until" a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

        SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 7.01(e).


                                ARTICLE II
                                COMMITMENTS

        SECTION 2.01. The Commitments. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower and to participate in the issuance of Letters of Credit (and the LC Outstandings thereunder) during the period from the date of the Financial Closing until the Termination Date in an aggregate outstanding amount not to exceed on any day such Lender's Available Commitment (after giving effect to all Extensions of Credit to be made on such day and the application of the proceeds thereof). Within the limits hereinafter set forth, the Borrower may request Extensions of Credit hereunder, prepay Advances, or reduce or cancel Letters of Credit, and use the resulting increase in the Available Commitments for further Extensions of Credit in accordance with the terms hereof.

        SECTION 2.02. Fees. (a) The Borrower agrees to pay to the Operational Agent for the account of each Lender a commitment fee on the average daily amount of such Lender's Available Commitment at the rate of 0.375% per annum, from the date hereof, in the case of each Bank, and from the effective date specified in the Lender Assignment pursuant to which it became a Lender, in the case of each other Lender, until the Termination Date, payable quarterly in arrears on the last day of each January, April, July and October, commencing the first such date to occur following the date hereof, and on the Termination Date.

        (b) The Borrower agrees to pay to the Operational Agent for the account of each Bank a participation fee equal to (i) 0.35% of such Bank's Commitment, if the amount of such Bank's initial commitment was equal to or in excess of $15,000,000 and less than $30,000,000, or
(ii) 0.55% of such Bank's Commitment, if the amount of such Bank's initial commitment was equal to or in excess of $30,000,000, such fee to be payable on the date of the Commitment Closing.

        (c) The Borrower agrees to pay to the Operational Agent for the account of each Lender a commission on the average daily aggregate amount of the LC Outstandings from the date hereof until the Termination Date at a rate per annum equal to the Applicable Margin with respect to Eurodollar Rate Advances from time to time, payable quarterly in arrears on the last day of each January, April, July and October, commencing on July 31, 1994, and on the Termination Date; provided, however, that with respect to Letters of Credit that support only performance obligations of the Borrower or any of its Subsidiaries, such commission shall be at a rate per annum equal to 50% of the Applicable Margin with respect to Eurodollar Rate Advances from time to time. The determination (the "Initial Determination") of whether a particular Letter of Credit supports only performance obligations of the Borrower or any of its Subsidiaries shall be made by the Co-Agents prior to the issuance of such Letter of Credit, and the foregoing Letter of Credit commission shall, subject to clauses (i) and (ii), below, be payable in accordance with such Initial Determination. The Documentation Agent shall promptly give notice of the Initial Determination to the Borrower and each Lender. If the Initial Determination of the Co-Agents is that, for capital requirements purposes, such Letter of Credit supports only performance obligations of the Borrower or any of its Subsidiaries, then each Lender shall, within 90 days after its receipt of notice of the Initial Determination from the Documentation Agent, provide written notice to the Documentation Agent stating whether it concurs with and approves the Initial Determination. The failure of any Lender to so respond within such 90-day period shall be deemed to constitute an approval by such Lender of the Initial Determination. If the Majority Lenders do not concur with and approve the Initial Determination within such period, (i) the Borrower shall pay to the Operational Agent for the account of each Lender an amount equal to the excess, if any, of (A) the Letter of Credit commission that would have been payable by the Borrower pursuant to the first sentence of this subsection (c) (without giving effect to the proviso thereto) with respect to such Letter of Credit over (B) the actual Letter of Credit commission paid by the Borrower pursuant to this subsection (c) with respect to such Letter of Credit, such amount to be payable immediately upon the Borrower's receipt of notice from the Documentation Agent stating that the Majority Lenders failed to concur with and approve the Initial Determination, and (ii) the Letter of Credit commission payable by the Borrower with respect to such Letter of Credit shall be at the rate specified in the first sentence of this subsection (c) (without giving effect to the proviso thereto). If the Initial Determination of the Co-Agents is that, for capital requirements purposes, a particular Letter of Credit supports only financial obligations of the Borrower or any of its Subsidiaries and, within 30 days after the Documentation Agent gives notice of such Initial Determination to the Borrower and each Lender, the Co-Agents determine that such Letter of Credit in fact supports only performance obligations of the Borrower or any of its Subsidiaries, the Documentation Agent shall promptly notify the Borrower and each Lender of such determination (the "Final Determination") and each Lender shall, within 90 days after its receipt of notice of the Final Determination from the Documentation Agent, provide written notice to the Documentation Agent stating whether it concurs with and approves the Final Determination. The failure of any Lender to so respond within such 90-day period shall be deemed to constitute an approval by such Lender of the Final Determination. If the Majority Lenders concur with and approve the Final Determination within such period, (1) an amount equal to the excess, if any, of (x) the actual Letter of Credit commission paid by the Borrower pursuant to this subsection (c) with respect to such Letter of Credit over
(y) the Letter of Credit commission that would have been payable by the Borrower pursuant to the proviso to the first sentence of this subsection
(c) with respect to such Letter of Credit, shall be set off and deducted by the Borrower from all subsequent Letter of Credit commissions payable pursuant to this subsection (c) until such amount has been set off and deducted in full, and (2) the Letter of Credit commission payable by the Borrower with respect to such Letter of Credit shall be at the rate specified in the proviso to the first sentence of this subsection (c). In connection with the Lenders' review of each Initial Determination and Final Determination, the Borrower shall provide to each Lender all supporting information regarding the applicable Letter of Credit and such other information as any Lender, through the Documentation Agent, may reasonably request.

        (d)     In addition to the fees provided for in subsections (a),
(b) and (c), above, the Borrower shall pay to the Operational Agent, for the account of the Co-Agents, such other fees as are provided for in that certain letter agreement between the Borrower and the Co-Agents (the "Fee Letter") entered into separately herefrom and dated the date hereof.

        SECTION 2.03.  Reduction of the Commitments.      (a)   The
Borrower may, upon at least five Business Days' notice to each Co-Agent, terminate in whole or reduce ratably in part the unused portions of the Commitments; provided that any such partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

        (b) On each date that the Borrower repurchases Senior Notes from any Noteholder as the result of a Change in Control (as defined in the Indenture), the Commitments of the Lenders shall automatically be ratably reduced by an amount equal in the aggregate to the product of (i) the Commitments on such date (after giving effect to all Extensions of Credit to be made on such date and the application of the proceeds thereof) and (ii) the percentage obtained by dividing (A) the aggregate principal amount of such Senior Notes being repurchased by (B) the aggregate principal amount of the Senior Note Debt then outstanding.

        SECTION 2.04. Computations of Outstandings. Whenever reference is made in this Agreement to the principal amount outstanding on any date under this Agreement, such reference shall refer to the sum of (i) the aggregate principal amount of all Advances outstanding on such date plus
(ii) the aggregate LC Outstandings of all Letters of Credit outstanding on such date, in each case after giving effect to all Extensions of Credit to be made on such date and the application of the proceeds thereof. At no time shall the principal amount outstanding under this Agreement exceed the aggregate amount of the Commitments. References to the unused portion of the Commitments shall refer to the excess, if any, of the Commitments over the principal amount outstanding hereunder; and references to the unused portion of any Lender's Commitment shall refer to such Lender's Percentage of the unused Commitments.

        SECTION 2.05. Extension of Termination Date. At least 30 but not more than 90 days prior to each anniversary of the date of the Commitment Closing (but in any event no later than 60 days prior to the then-scheduled Termination Date), the Borrower may, by delivering a written notice to such effect to the Operational Agent (each such request being irrevocable), request that each Lender consent to a one-year extension of the Termination Date. Upon receipt of any such notice, the Operational Agent shall promptly communicate such request to the Lenders. Within 30 days following the giving of such notice by the Borrower, the Lenders shall indicate to the Operational Agent whether the Borrower's request to so extend the then-scheduled Termination Date is acceptable to the Lenders (and, if so, the conditions, if any, relating to such acceptance), it being understood that the unanimous written consent of the Lenders shall be required to effect any such request, that the determination by each Lender will be in its sole and absolute discretion and that the failure of any Lender to so respond within such period shall be deemed to constitute a refusal by such Lender to consent to such request (with the result being that such request is denied). The Operational Agent shall promptly notify the Borrower and the Lenders of the result of such request, and if such request shall have been consented to by all of the Lenders, the Termination Date shall be extended to the first anniversary of the then-scheduled Termination Date; provided, however, that the Termination Date shall be so extended notwithstanding the existence of one or more Lenders (the "Nonextending Lenders") that have elected not to extend (or failed to notify the Operational Agent of its (or their) consent to extend) if
(i) such Nonextending Lender(s) has (or have) been replaced in the full amount of its (or their) Commitment(s) pursuant to Section 11.07(g) and
(ii) no Event of Default or Unmatured Default shall then have occurred and be continuing. If a Nonextending Lender is not so replaced pursuant to
Section 11.07(g), the Commitments of all of the Lenders shall automatically terminate on the then-scheduled Termination Date.


                                ARTICLE III
                                 ADVANCES

        SECTION 3.01. Advances. (a) The Borrower may request a Borrowing (other than a Conversion) by delivering a notice (a "Notice of Borrowing") to the Operational Agent no later than 12:00 noon (New York City time) on the fourth Business Day or, in the case of Base Rate Advances, on the first Business Day, prior to the date of the proposed Borrowing. The Operational Agent shall give each Lender prompt notice of each Notice of Borrowing. Each Notice of Borrowing shall be in substantially the form of
Exhibit 3.01 and shall specify the requested (i) date of such Borrowing,
(ii) Type of Advances to be made in connection with such Borrowing and
(iii) Interest Period, if any, for such Advances. Each proposed Borrowing shall conform to the requirements of Sections 3.03 and 3.04.

        (b) Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Operational Agent at the Operational Agent's address referred to in Section 11.02, in same day funds, such Lender's Percentage of such Borrowing. After the Operational Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VI, the Operational Agent will make such funds available to the Borrower at the Operational Agent's aforesaid address; provided, however, that the proceeds of the initial Extension of Credit shall be applied directly by the Operational Agent on the date of the Financial Closing to the prepayment in full of all outstanding principal, accrued interest and other amounts then owing under the Existing Agreement. In connection therewith, each Existing Bank hereby waives the five Business Days' notice requirement under Section 2.03(a) of the Existing Agreement in order to permit such prepayment to be made. Notwithstanding the foregoing, unless the Operational Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Operational Agent such Lender's Percentage of such Borrowing, the Operational Agent may assume that such Lender has made such Percentage available to the Operational Agent on the date of such Borrowing in accordance with the first sentence of this subsection (b), and the Operational Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.

        (c) If and to the extent that any Lender (a "non-performing Lender") shall not have made available to the Operational Agent, in accordance with subsection (b), above, such Lender's Percentage of any Borrowing, the non-performing Lender and the Borrower severally agree to repay to the Operational Agent forthwith on demand corresponding amounts, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Operational Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances made in connection with such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. Within the limits of each Lender's Available Commitment hereunder and subject to the other terms and conditions set forth in this Agreement for the making of Advances, the Borrower may request (and the Lenders shall honor) one or more additional Borrowings from the performing Lenders to fund such repayment to the Operational Agent. If a non-performing Lender shall repay to the Operational Agent such corresponding amount in full (with interest as above provided), (x) the Operational Agent shall apply such corresponding amount and interest to the repayment to the Operational Agent (or repayment of Advances made to fund such repayment to the Operational Agent), and shall make any remainder available to the Borrower and (y) such amount so repaid shall be deemed to constitute such Lender's Advance, made as part of such Borrowing for purposes of this Agreement as if funded concurrently with the other Advances made as part of such Borrowing, and such Lender shall forthwith cease to be deemed a non-performing Lender; if and so long as such non-performing Lender shall not repay such amount, and unless and until an Eligible Assignee shall have assumed and performed the obligations of such non-performing Lender, all computations by the Operational Agent of Percentages, Commitments and payments hereunder shall be made without regard to the Commitments, or outstanding Advances, of such non-performing Lender, and any amounts paid to the Operational Agent for the account of such non-performing Lender shall be held by the Operational Agent in trust for such Lender in a non-interest-bearing special purpose account. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

        SECTION 3.02. Conversion of Advances. The Borrower may from time to time Convert any Advance (or portion thereof) of any Type to one or more Advances of the same or any other Type by delivering a notice of such Conversion (a "Notice of Conversion") to the Operational Agent no later than 12:00 noon (New York City time) on (x) the fourth Business Day prior to the date of any proposed Conversion into a Eurodollar Rate Advance and
(y) the first Business Day prior to the date of any proposed Conversion into a Base Rate Advance. The Operational Agent shall give each Lender prompt notice of each Notice of Conversion. Each Notice of Conversion shall be in substantially the form of Exhibit 3.02 and shall specify the requested (i) date of such Conversion, (ii) Type of, and Interest Period, if any, applicable to, the Advances (or portions thereof) proposed to be Converted, (iii) Type of Advances to which such Advances (or portions thereof) are proposed to be Converted, (iv) initial Interest Period, if any, to be applicable to the Advances resulting from such Conversion and
(v) aggregate amount of Advances (or portions thereof) proposed to be Converted. Each proposed Conversion shall be subject to the provisions of Sections 3.03 and 3.04.

        SECTION 3.03. Interest Periods. The period between the date of each Eurodollar Rate Advance and the date of payment in full of such Advance shall be divided into successive periods of months or days ("Interest Periods") for purposes of computing interest applicable thereto. The initial Interest Period for each such Advance shall begin on the day such Advance is made, and each subsequent Interest Period shall begin on the last day of the immediately preceding Interest Period for such Advance. The duration of each Interest Period shall be 1, 2, 3, or 6 months, as the Borrower may, in accordance with Section 3.01 or 3.02, select; provided, however, that:

                (i) the Borrower may not select any Interest Period that ends after the Termination Date; and

                (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

        SECTION 3.04. Other Terms Relating to the Making and Conversion of Advances. (a) Notwithstanding anything in Section 3.01 or 3.02 to the contrary:

                (i) each Borrowing (other than a Borrowing deemed made under Section 4.04(d)) shall be in an aggregate amount not less than $10,000,000, or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be equal to the total amount of the Available Commitments on such date, after giving effect to all other Extensions of Credit to be made on such date), and shall consist of Advances of the same Type, having the same Interest Period and made or Converted on the same day by the Lenders ratably according to their respective Percentages; provided, however, that the initial Borrowing shall be in an aggregate amount sufficient to repay in full all outstanding principal, accrued interest and other amounts owing under the Existing Agreement as of the date of the Financial Closing;

                (ii) the Borrower may request that more than one Borrowing be made on the same day;

                (iii)    at no time shall more than ten different
        Borrowings comprising Eurodollar Rate Advances be outstanding hereunder;

                (iv) no Eurodollar Rate Advance may be Converted on a date other than the last day of the Interest Period applicable to such Advance unless the corresponding amounts, if any, payable to the Lenders pursuant to Section 5.04(c) are paid contemporaneously with such Conversion;

                (v) if the Borrower shall either fail to give a timely Notice of Conversion pursuant to Section 3.02 in respect of any Advances or fail, in any Notice of Conversion that has been timely given, to select the duration of any Interest Period for Advances to be Converted into Eurodollar Rate Advances in accordance with Section 3.03, such Advances shall, on the last day of the then existing Interest Period therefor, automatically Convert into, or remain as, as the case may be, Base Rate Advances; and

                (vi) if, on the date of any proposed Conversion, any Event of Default or Unmatured Default shall have occurred and be continuing, all Advances then outstanding shall, on such date, automatically Convert into, or remain as, as the case may be, Base Rate Advances; provided, however, that with respect to any Unmatured Default that occurs and is continuing as a result of the failure of the Borrower to comply with the ratio set forth in
        Section 8.01(j), any such Advances may be Converted into Eurodollar Rate Advances with an Interest Period not to exceed three months in duration.

        (b) If any Lender shall notify the Operational Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make, or to fund or maintain, Eurodollar Rate Advances hereunder, (i) to the extent that any such notice shall be given at least three Business Days before the date of any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing from such Lender shall be forthwith suspended until the earlier to occur of the date upon which (A) such Lender shall cease to be a party hereto and (B) it is no longer unlawful for such Lender to make, fund or maintain Eurodollar Rate Advances, and (ii) if the maintenance of Eurodollar Rate Advances then outstanding through the last day of the Interest Period therefor would cause such Lender to be in violation of such law, regulation or assertion, the Borrower shall either prepay or Convert all Eurodollar Rate Advances from such Lender within five days after such notice. Promptly upon becoming aware that the circumstances that caused such Lender to deliver such notice no longer exist, such Lender shall deliver notice thereof to the Operational Agent (but the failure to do so shall impose no liability upon such Lender). Promptly upon receipt of such notice from such Lender (or upon such Lender's assigning all of its Commitments, Advances, participation and other rights and obligations hereunder to an Eligible Assignee), the Operational Agent shall deliver notice thereof to the Borrower and the Lenders and such suspension shall terminate.

        (c) If (i) only one, or none, of the Reference Banks furnishes timely information to the Operational Agent for determining the Eurodollar Rate for Eurodollar Rate Advances to be made in connection with any proposed Borrowing or (ii) the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Operational Agent that the Eurodollar Rate for Eurodollar Rate Advances to be made in connection with such Borrowing will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing and any subsequent Borrowing shall be suspended until the Operational Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance to be made or Converted in connection with such Borrowing shall be a Base Rate Advance.

        (d) If any Lender shall have delivered a notice to the Operational Agent described in Section 3.04(b), or shall become a non-performing Lender under Section 3.01(c) or Section 4.04(c), and if and so long as such Lender shall not have withdrawn such notice or corrected such non-performance in accordance with said Section 3.01(c) or Section 4.04(c), the Borrower or the Co-Agents may demand that such Lender assign in accordance with Section 11.07, to one or more Eligible Assignees designated by the Borrower or the Co-Agents, all (but not less than all) of such Lender's Commitment, Advances, participation and other rights and obligations hereunder; provided that any such demand by the Borrower during the continuance of an Event of Default or Unmatured Default shall be ineffective without the consent of the Majority Lenders. If, within 30 days following any such demand by the Co-Agents or the Borrower, any such Eligible Assignee so designated shall fail to consummate such assignment on terms reasonably satisfactory to such Lender, or the Borrower and the Co-Agents shall have failed to designate any such Eligible Assignee, then such demand by the Borrower or the Co-Agents shall become ineffective, it being understood for purposes of this provision that such assignment shall be conclusively deemed to be on terms reasonably satisfactory to such Lender, and such Lender shall be compelled to consummate such assignment forthwith, if such Eligible Assignee (i) shall agree to such assignment in substantially the form of the Lender Assignment attached hereto as Exhibit
11.07 and (ii) shall tender payment to such Lender in an amount equal to the full outstanding dollar amount accrued in favor of such Lender hereunder (as computed in accordance with the records of the Operational Agent).

        (e) Each Notice of Borrowing and Notice of Conversion shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing or Notice of Conversion specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing or Notice of Conversion for such Borrowing, the applicable conditions (if any) set forth in this Article III (other than failure pursuant to the provisions of Section 3.04(b) or (c) hereof) or in
Article VI, including, without limitation, any such loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender when such Advance, as a result of such failure, is not made on such date.

        SECTION 3.05. Repayment of Advances. (a) Principal. The Borrower shall repay the principal amount of the Advances on the Termination Date.

        (b) Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the Applicable Rate for such Advance (except as otherwise provided in this subsection (b)), payable as follows:

                (i) Base Rate Advances. If such Advance is a Base Rate Advance, interest thereon shall be payable quarterly in arrears on the last day of each January, April, July and October, on the date of any Conversion of such Base Rate Advance and on the date such Base Rate Advance shall become due and payable or shall otherwise be paid in full; provided that any amount of principal that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Default Rate.

                (ii) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, interest thereon shall be payable on the last day of such Interest Period and, if the Interest Period for such Advance has a duration of more than three months, on that day of each third month during such Interest Period that corresponds to the first day of such Interest Period (or, if any such month does not have a corresponding day, then on the last day of such month); provided that any amount of principal that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Default Rate.


                                ARTICLE IV
                             LETTERS OF CREDIT

        SECTION 4.01. LC Banks. Subject to the terms and conditions hereof, the Borrower may from time to time identify and arrange for one or more financial institutions to act as LC Banks hereunder. Any such designation by the Borrower shall be notified to the Documentation Agent and the Operational Agent at least five Business Days prior to the first date upon which the Borrower proposes that such LC Bank issue its first Letter of Credit, so as to provide adequate time for such proposed LC Bank to be approved by such Agents hereunder. In that regard, the Borrower agrees to use its best efforts to so identify and arrange for Lenders to serve in such capacity, provided that nothing contained herein shall be deemed to require any Lender to agree to act as an LC Bank, if it does not so desire. Within two Business Days following the receipt of any such designation of a proposed LC Bank (other than any Lender so designated), the Documentation Agent and the Operational Agent shall notify the Borrower as to whether such designee is acceptable to such Agents.

        SECTION 4.02. Letters of Credit. (a) Each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than three Business Days' prior written notice thereof to the Operational Agent (which shall promptly distribute copies thereof to the Lenders) and the relevant LC Bank. Each such notice (a "Request for Issuance") shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be no later than the Termination Date),
(ii) the proposed stated amount of such Letter of Credit (which shall not be less than $500,000) and (iii) such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified therefor in this Agreement and the relevant LC Bank Agreement. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than two days prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon (New York City time) on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein and in the relevant LC Bank Agreement, such LC Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Operational Agent, which shall promptly furnish copies thereof to the Lenders.

        (b) Each Lender severally agrees with such LC Bank to participate in the Extension of Credit resulting from the issuance (or extension, modification or amendment) of such Letter of Credit, in the manner and the amount provided in Section 4.04(b), and the issuance of such Letter of Credit shall be deemed to be a confirmation by such LC Bank and each Lender of such participation in such amount.

        SECTION 4.03. LC Bank Fees. The Borrower shall pay directly to each LC Bank the letter of credit fees, if any, specified to be paid pursuant to the terms of the LC Bank Agreement to which such LC Bank is a party at the times, and in the manner, specified in such LC Bank
Agreement.

        SECTION 4.04. Reimbursement to LC Banks. (a) The Borrower hereby agrees to pay to the Operational Agent for the account of each LC Bank, on demand made by such LC Bank to the Borrower and the Operational Agent, on and after each date on which such LC Bank shall pay any amount under the Letter of Credit issued by such LC Bank, a sum equal to the amount so paid plus interest on such amount from the date so paid by such LC Bank until repayment to such LC Bank in full at a fluctuating interest rate per annum equal at all times to the interest rate hereunder for Base Rate Advances.

        (b) If any LC Bank shall not have been reimbursed in full for any payment made by such LC Bank under the Letter of Credit issued by such LC Bank on the date of such payment, such LC Bank shall give the Operational Agent and each Lender prompt notice thereof (an "LC Payment Notice") no later than 12:00 noon (New York City time) on the Business Day immediately succeeding the date of such payment by such LC Bank. Each Lender severally agrees to purchase a participation in the reimbursement obligation of the Borrower to such LC Bank under subsection (a), above, by paying to the Operational Agent for the account of such LC Bank an amount equal to such Lender's Percentage of such unreimbursed amount paid by such LC Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of such payment by such LC Bank to the date of payment to such LC Bank by such Lender. Each such payment by a Lender shall be made not later than 3:00 P.M. (New York City time) on the later to occur of (i) the Business Day immediately following the date of such payment by such LC Bank and (ii) the Business Day on which such Lender shall have received an LC Payment Notice from such LC Bank. Each Lender's obligation to make each such payment to the Operational Agent for the account of such LC Bank shall be several and shall not be affected by the occurrence or continuance of an Unmatured Default or Event of Default or the failure of any other Lender to make any payment under this Section
4.04. Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

        (c) The failure of any Lender to make any payment to the Operational Agent for the account of an LC Bank in accordance with subsection (b), above, shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible for the failure of any other Lender. If any Lender (a "non-performing Lender") shall fail to make any payment to the Operational Agent for the account of an LC Bank in accordance with subsection (b), above, within five Business Days after the LC Payment Notice relating thereto, then, for so long as such failure shall continue, such LC Bank shall be deemed, for purposes of
Section 5.05 and Article IX hereof and the Security Documents, to be a Lender hereunder owed an Advance in an amount equal to the outstanding principal amount due and payable by such Lender to the Operational Agent for the account of such LC Bank pursuant to subsection (b), above.

        (d) Each participation purchased by a Lender under subsection (b), above, shall constitute a Base Rate Advance deemed made by such Lender to the Borrower on the date of such payment by the relevant LC Bank under the Letter of Credit issued by such LC Bank (irrespective of the Borrower's noncompliance, if any, with the conditions precedent for Advances hereunder); and all such payments by the Lenders in respect of any one such payment by such LC Bank shall constitute a single Borrowing hereunder.

        SECTION 4.05. Obligations Absolute. The payment obligations of each Lender under Section 4.04(b) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit and any Advance made under Section 4.04(d) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                (i) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto or to such Letter of Credit;

                (ii) any amendment or waiver of, or any consent to departure from, all or any of the Loan Documents;

                (iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any LC Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;

                (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                (v) payment in good faith by any LC Bank under the Letter of Credit issued by such LC Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

                (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

        SECTION 4.06. Liability of LC Banks and the Lenders. The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither the LC Bank that has issued such Letter of Credit, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (a) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;
(c) payment by such LC Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that the Borrower shall have the right to bring suit against such LC Bank, and such LC Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender which the Borrower or such Lender proves were caused by such LC Bank's wilful misconduct or gross negligence, including such LC Bank's wilful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any LC Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by such LC Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by any LC Bank's wilful misconduct or gross negligence, and the obligation of the Borrower to reimburse the Lenders hereunder shall be absolute and unconditional, notwithstanding the gross negligence or wilful misconduct of any LC Bank.


                                 ARTICLE V
                        PAYMENTS, COMPUTATIONS AND
                             YIELD PROTECTION

        SECTION 5.01. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents not later than 11:00 A.M. (New York City time) on the day when due in U.S. Dollars to the Operational Agent at its address referred to in Section 11.02 in same day funds; any payment received after 2:00 P.M. (New York City time) shall be deemed to have been received at the start of business on the next succeeding Business Day, unless the Operational Agent shall have received from, or on behalf of, the Borrower a Federal Reserve reference number with respect to such payment before 3:00 P.M. (New York City time). The Operational Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or other amounts payable to the Lenders, to the respective Lenders to which the same are payable, for the account of their respective Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement. If and to the extent that any distribution of any payment from the Borrower required to be made to any Lender pursuant to the preceding sentence shall not be made in full by the Operational Agent on the date such payment was received by the Operational Agent, the Operational Agent shall pay to such Lender, upon demand, interest on the unpaid amount of such distribution, at a rate per annum equal to the Federal Funds Rate, from the date of such payment by the Borrower to the Operational Agent to the date of payment in full by the Operational Agent to such Lender of such unpaid amount. Upon the Operational Agent's acceptance of a Lender Assignment and recording of the information contained therein in the Register pursuant to Section 11.07, from and after the effective date specified in such Lender Assignment, the Operational Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

        (b) The Borrower hereby authorizes the Operational Agent, each Lender and each LC Bank, if and to the extent payment owed to the Operational Agent, such Lender or such LC Bank, as the case may be, is not made when due hereunder (or, in the case of a Lender, under the Note held by such Lender), to charge from time to time against any or all of the Borrower's accounts with the Operational Agent, such Lender or such LC Bank, as the case may be, any amount so due.

        (c) All computations of interest based on the Alternate Base Rate and of fees payable pursuant to Section 2.02(a) shall be made by the Operational Agent on the basis of a year of 365 or 366 days, as the case may be. All other computations of interest and fees hereunder (including computations of interest based on the Eurodollar Rate and the Federal Funds Rate) shall be made by the Operational Agent on the basis of a year of 360 days. In each such case, such computation shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each such determination by the Operational Agent or a Lender shall be conclusive and binding for all purposes, absent manifest error.

        (d) Whenever any payment hereunder or under any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees hereunder; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day and such reduction of time shall in such case be included in the computation of payment of interest hereunder.

        (e) Unless the Operational Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Operational Agent may assume that the Borrower has made such payment in full to the Operational Agent on such date, and the Operational Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Operational Agent, such Lender shall repay to the Operational Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Operational Agent, at the Federal Funds Rate.

        (f) Any amount payable by the Borrower hereunder or under any of the Notes that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest, from the date when due until paid in full, at a rate per annum equal at all times to the Default Rate payable on demand.

        SECTION 5.02. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Operational Agent timely information for the purpose of determining the Eurodollar Rate for each Interest Period. If any one or more of the Reference Banks shall not furnish such timely information to the Operational Agent for the purpose of determining any such interest rate, the Operational Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks, subject to Section 3.04(b).

        (b) The Operational Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Operational Agent for purposes of Section 3.05(b)(i) or (ii), and the Eurodollar Rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 3.05(b)(ii).

        SECTION 5.03. Prepayments. The Borrower shall have no right to prepay any principal amount of any Advances other than as provided in subsections (a) and (b), below.

                (a) The Borrower may, upon at least five Business Days' notice to the Operational Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding principal amounts of Advances made as part of the same Borrowing, in whole or ratably in part, together with (i) accrued interest to the date of such prepayment on the principal amount prepaid and
        (ii) in the case of Eurodollar Rate Advances, any amount payable to the Lenders pursuant to Section 5.04(c); provided, however, that each partial prepayment shall be in an aggregate principal amount not less than the product of (x) $1,000,000 and (y) the number of Lenders existing at the time of such prepayment.

                (b) On the date of any termination or optional or mandatory reduction of the Commitments pursuant to Section 2.03, the Borrower shall pay or prepay so much of the principal amount outstanding under this Agreement as shall be necessary in order that such aggregate principal amount outstanding will not exceed the Commitments following such termination or reduction, together with (i) accrued interest to the date of such prepayment on the principal amount repaid and (ii) in the case of prepayments of Eurodollar Rate Advances, any amount payable to the Lenders pursuant to Section 5.04(c). Any prepayments required by this subsection (b) shall be applied to outstanding Base Rate Advances up to the full amount thereof before they are applied, first, to outstanding Eurodollar Rate Advances and, second, as cash collateral, pursuant to the Cash Collateral Agreement, to secure LC Outstandings.

        SECTION 5.04. Yield Protection. (a) Increased Costs. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date hereof, there shall be reasonably incurred any increase in (A) the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, or of participating in the issuance, maintenance or funding of any Letter of Credit, or (B) the cost to any LC Bank of issuing or maintaining any Letter of Credit, then the Borrower shall from time to time, upon demand by such Lender or LC Bank, as the case may be (with a copy of such demand to the Operational Agent), pay to the Operational Agent for the account of such Lender or LC Bank, as the case may be, additional amounts sufficient to compensate such Lender or LC Bank, as the case may be, for such increased cost. A certificate as to the amount of such increased cost and giving a reasonable explanation thereof, submitted to the Borrower and the Operational Agent by such Lender or such LC Bank, as the case may be, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

        (b) Eurodollar Reserves. The Borrower shall pay to the Operational Agent for the account of each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower and the Operational Agent. A certificate as to the amount of such additional interest, submitted to the Borrower and the Operational Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

        (c) Breakage. If, due to any prepayment pursuant to Section 5.03, an acceleration of maturity of the Advances pursuant to Section 9.01, or any other reason, any Lender receives payments of principal of any Eurodollar Rate Advance other than on the last day of the Interest Period relating to such Advance, or if the Borrower shall Convert any Eurodollar Rate Advances on any day other than the last day of the Interest Period therefor, the Borrower shall, promptly after demand by such Lender (with a copy of such demand to the Operational Agent), pay to the Operational Agent for the account of such Lender any amounts required to compensate such Lender for additional losses, costs, or expenses (including anticipated lost profits) that such Lender may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance. For purposes of this subsection (c), a certificate setting forth the amount of such additional losses, costs, or expenses and giving a reasonable explanation thereof, submitted to the Borrower and the Operational Agent by such Lender, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

        (d)     Capital.  If any Lender or LC Bank determines that
(i) compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or LC Bank, whether directly, or indirectly as a result of commitments of any corporation controlling such Lender or LC Bank (but without duplication), and (ii) the amount of such capital is increased by or based upon (1) the existence of such Lender's or LC Bank's commitment to lend or issue or participate in any Letter of Credit hereunder, or (2) the participation in or issuance or maintenance of any Letter of Credit or Advance and (3) other similar such commitments, then, upon demand by such Lender or LC Bank, the Borrower shall immediately pay to the Operational Agent for the account of such Lender or LC Bank from time to time as specified by such Lender or LC Bank additional amounts sufficient to compensate such Lender or LC Bank in the light of such circumstances, to the extent that such Lender or LC Bank reasonably determines such increase in capital to be allocable to the transactions contemplated hereby. A certificate as to such amounts and giving a reasonable explanation thereof (to the extent permitted by law), submitted to the Borrower and the Operational Agent by such Lender or LC Bank, shall be conclusive and binding for all purposes, absent manifest error.

        (e) Notices. Each Lender hereby agrees to use its best efforts to notify the Borrower of the occurrence of any event referred to in subsection (a), (b), (c) or (d) of this Section 5.04 promptly after becoming aware of the occurrence thereof. The failure of any Lender to provide such notice or to make demand for payment under said subsection shall not constitute a waiver of such Lender's rights hereunder; provided that, notwithstanding any provision to the contrary contained in this
Section 5.04, the Borrower shall not be required to reimburse any Lender for any amounts or costs incurred under (i) subsection (a), (c) or (d), above, more than 90 days prior to the date that such Lender notifies the Borrower in writing thereof, and (ii) subsection (b), above, more than 180 days prior to the date that such Lender notifies the Borrower in writing thereof, in each case unless, and to the extent that, any such amounts or costs so incurred shall relate to the retroactive application of any event notified to the Borrower which entitles such Lender to such compensation. If any Lender shall subsequently determine that any amount demanded and collected under this Section 5.04 was done so in error, such Lender will promptly return such amount to the Borrower.

        (f) Survival of Obligations. Subject to subsection (e), above, the Borrower's obligations under this Section 5.04 shall survive the repayment of all other amounts owing to the Lenders, the Agents and the LC Banks under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 5.04 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

        SECTION 5.05. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 5.04) in excess of its ratable share of payments obtained by all the Lenders on account of the Advances of such Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to
(ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this
Section 5.05 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, if any Lender shall obtain any such excess payment involuntarily, such Lender may, in lieu of purchasing participations from the other Lenders in accordance with this Section 5.05, on the date of receipt of such excess payment, return such excess payment to the Operational Agent for distribution in accordance with Section 5.01(a).

        SECTION 5.06. Taxes. (a) All payments by the Borrower hereunder and under the other Loan Documents shall be made in accordance with
Section 5.01, free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each LC Bank and each Agent, taxes imposed on its overall net income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender, LC Bank or Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, LC Bank or Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.06) such Lender, LC Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

        (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

        (c) The Borrower will indemnify each Lender, LC Bank and Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and any Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.06) paid by such Lender, LC Bank or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, LC Bank or Agent (as the case may be) makes written demand therefor; provided, that such Lender, LC Bank or Agent (as the case may be) shall not be entitled to demand payment under this Section 5.06 for an amount if such demand is not made within one year following the date upon which such Lender, LC Bank or Agent (as the case may be) shall have been required to pay such amount.

        (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Documentation Agent, at its address referred to in Section 11.02, the original or a certified copy of a receipt evidencing payment thereof.

        (e) Each Bank represents and warrants that either (i) it is organized under the laws of a jurisdiction within the United States or
(ii) it has delivered to the Borrower or the Operational Agent duly completed copies of such form or forms prescribed by the Internal Revenue Service indicating that such Bank is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Internal Revenue Code of 1986, as amended. Each other Lender agrees that, on or prior to the date upon which it shall become a party hereto, and upon the reasonable request from time to time of the Borrower or the Operational Agent, such Lender will deliver to the Borrower and the Operational Agent either (A) a statement that it is organized under the laws of a jurisdiction within the United States or
(B) duly completed copies of such form or forms as may from time to time be prescribed by the United States Internal Revenue Service, indicating that such Lender is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Internal Revenue Code of 1986, as amended. Each Bank that has delivered, and each other Lender that hereafter delivers, to the Borrower and the Operational Agent the form or forms referred to in the two preceding sentences further undertakes to deliver to the Borrower and the Operational Agent further copies of such form or forms, or successor applicable form or forms, as the case may be, as and when any previous form filed by it hereunder shall expire or shall become incomplete or inaccurate in any respect. Each Lender represents and warrants that each such form supplied by it to the Operational Agent and the Borrower pursuant to this subsection (e), and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate.


                                ARTICLE VI
                           CONDITIONS PRECEDENT

        SECTION 6.01. Conditions Precedent to Commitment Closing. The Commitments of the Lenders to make, or to participate in, as the case may be, Extensions of Credit under Article III hereof shall not become effective until the following conditions precedent shall have been fulfilled:

        (a) The Documentation Agent shall have received the following, each dated the date of the Commitment Closing (unless otherwise specified below), in form and substance satisfactory to the Lenders and in sufficient copies for each Lender:

                (i) Certified copies of the resolutions of the Board of Directors, or of the Executive Committee of the Board of Directors, of the Borrower authorizing the Borrower to enter into this Agreement, the Notes and the other Loan Documents to which it is, or is to be, a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and such Loan Documents.

                (ii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names, true signatures and incumbency of (A) the officers of the Borrower authorized to sign this Agreement, the Notes and the other Loan Documents to which it is, or is to be, a party, and the other documents to be delivered hereunder and thereunder and (B) the representatives of the Borrower authorized to sign notices to be provided under this Agreement and the other Loan Documents to which it is, or is to be, a party, which representatives shall be acceptable to the Co-Agents.

                (iii) Copies of the Certificate of Incorporation (or comparable charter document) and by-laws of the Borrower, together with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrower.

                (iv)     An irrevocable notice from the Borrower
        requesting termination of the "Commitments" under the Existing Agreement effective automatically on such date upon the satisfaction (or waiver) of the other conditions precedent set forth in this Section 6.01.

                (v) Such other approvals, opinions and documents as any Lender, through the Documentation Agent, may reasonably request as to the legality, validity, binding effect or enforceability of this Agreement and the other Loan Documents to which the Borrower is, or is to be, a party, or the financial condition, results of operations, properties or business, of the Borrower and its Consolidated Subsidiaries.

        (b) The following statements shall be true and the Documentation Agent shall have received a certificate of a duly authorized officer of the Borrower, dated the date of the Commitment Closing and in sufficient copies for each Lender, stating that:

                (i)      the representations and warranties set forth in
        Section 7.01 of this Agreement are true and correct on and as of the date of the Commitment Closing as though made on and as of such date, and

                (ii) no event has occurred and is continuing that constitutes an Unmatured Default or an Event of Default.

        (c) The Borrower shall have paid all fees under or referenced in Section 2.02 hereof, to the extent then due and payable.

        (d) The Commitment Closing shall have occurred on or prior to July 29, 1994.

        SECTION 6.02. Conditions Precedent to Financial Closing. The obligation of each Lender to make its initial Extension of Credit is subject to the fulfillment of the conditions precedent that the Documentation Agent shall have received, on or before the day of the initial Extension of Credit, the following, each dated such day (except where specified otherwise below), in form and substance satisfactory to each Lender (except where otherwise specified below) and (except for the Notes) in sufficient copies for each Lender:

                (i) A Note, payable to the order of each Lender then party hereto, duly executed by the Borrower.

                (ii) The Security Documents duly executed by the respective parties named therein as guarantors or pledgors, together with evidence of the completion of all other actions as may be necessary or, in the opinion of the Co-Agents and counsel for the Co-Agents, desirable to perfect the security interests and liens created by the Security Documents.

                (iii)    The Fee Letter, duly executed by the Borrower.

                (iv) Certified copies of (A) the resolutions of the Board of Directors, or of the Executive Committee of the Board of Directors, of Enterprises authorizing Enterprises to enter into the Loan Documents to which it is a party and (B) all other corporate or similar action required to authorize the execution, delivery and performance thereof on behalf of Enterprises.

                (v) A certificate of the Secretary or Assistant Secretary of Enterprises certifying the names and true signatures of (A) the officers of Enterprises authorized to sign the Loan Documents to which it is a party and all other documents to be delivered in connection herewith or therewith on behalf of Enterprises and (B) the representatives of Enterprises authorized to sign notices to be provided under the Loan Documents to which it is a party, which representatives shall be acceptable to the Co-Agents.

                (vi) A certified copy of Schedule II hereto, in form and substance reasonably satisfactory to the Co-Agents.

                (vii)    Favorable opinions of:

                         (A) Sidley & Austin, counsel for the Loan Parties, in substantially the form of Exhibit 6.02C and as to such other matters as the Majority Lenders, through the Documentation Agent, may reasonably request;

                         (B) King & Spalding, counsel to the Agents, in substantially the form of Exhibit 6.02D and as to such other matters as the Majority Lenders, through the Documentation Agent, may reasonably request; and

                         (C) Loomis, Ewert, Ederer, Parsley, Davis & Gotting, P.C., special Michigan counsel for the Loan Parties, in substantially the form of Exhibit 6.02E and as to such other matters as the Majority Lenders, through the Documentation Agent, may reasonably request.

        SECTION 6.03. Conditions Precedent to Each Extension of Credit. The obligation of each Lender or LC Bank, as the case may be, to make an Extension of Credit (including the initial Extension of Credit) shall be subject to the further conditions precedent that, on the date of such Extension of Credit and after giving effect thereto:

                (a) the following statements shall be true (and each of the giving of the applicable notice or request with respect thereto and the making of such Extension of Credit without prior correction by the Borrower shall (to the extent that such correction has been previously consented to by the Lenders and the LC Banks) constitute a representation and warranty by the Borrower that, on the date of such Extension of Credit, such statements are true):

                         (i)     the representations and warranties
                contained in Section 7.01 of this Agreement (other than those contained in subsections (e)(ii) and (f) thereof), in Section 7 of the Cash Collateral Agreement and in
                Section 6 of the Guaranty (other than those contained in subsections (f)(ii) and (g) thereof) are correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds thereof, as though made on and as of such date; and

                         (ii) no Event of Default has occurred and is continuing, or would result from such Extension of Credit or the application of the proceeds thereof; and

                (b) the Documentation Agent shall have received such other approvals, opinions and documents as any Lender or LC Bank, through the Documentation Agent, may reasonably request as to the legality, validity, binding effect or enforceability of the Loan Documents or the financial condition, results of operations, properties or business of the Borrower and its Consolidated Subsidiaries.

        SECTION 6.04. Conditions Precedent to Certain Extensions of Credit. The obligation of each Lender or LC Bank, as the case may be, to make an Extension of Credit (including the initial Extension of Credit) that would (after giving effect to all Extensions of Credit on such date and the application of proceeds thereof) increase the principal amount outstanding hereunder, or to make an Extension of Credit of the type described in clause (ii) or (iii) of the definition thereof (except any amendment of a Letter of Credit the sole effects of which are to extend the stated termination date thereof and/or to make nonmaterial modifications thereto), shall be subject to the further conditions precedent that, on the date of such Extension of Credit and after giving effect thereto:

                (a) the following statements shall be true (and each of the giving of the applicable notice or request with respect thereto and the making of such Extension of Credit without prior correction by the Borrower shall (to the extent that such correction has been previously consented to by the Lenders and the LC Banks) constitute a representation and warranty by the Borrower that, on the date of such Extension of Credit, such statements are true):

                         (i)     the representations and warranties
                contained in subsections (e)(ii) and (f) of Section 7.01 of this Agreement and in subsections (f)(ii) and (g) of the Guaranty are correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds thereof, as though made on and as of such date; and

                         (ii) no Unmatured Default has occurred and is continuing, or would result from such Extension of Credit or the application of the proceeds thereof; and

                (b) the Documentation Agent shall have received such other approvals, opinions and documents as any Lender or LC Bank, through the Documentation Agent, may reasonably request.

        SECTION 6.05. Reliance on Certificates. The Lenders, the LC Banks and each Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower and the other Loan Parties as to the names, incumbency, authority and signatures of the respective persons named therein until such time as the Documentation Agent may receive a replacement certificate, in form acceptable to the Documentation Agent, from an officer of such Person identified to the Documentation Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.


                                ARTICLE VII
                      REPRESENTATIONS AND WARRANTIES

        SECTION 7.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

        (a) The Borrower, each of its Restricted Subsidiaries and Consumers is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary.

        (b) The execution, delivery and performance by the Borrower of each Loan Document to which it is or will be a party (i) are within the Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action and (iii) do not and will not (A) require any consent or approval of the stockholders of the Borrower, (B) violate any provision of the charter or by-laws of the Borrower or of law, (C) violate any legal restriction binding on or affecting the Borrower, (D) result in a breach of, or constitute a default under, any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (E) result in or require the creation of any Lien (other than pursuant to the Loan Documents) upon or with respect to any of its properties.

        (c)     No Governmental Approval is required.

        (d) This Agreement is, and each other Loan Document to which the Borrower will be a party when executed and delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms; subject to the qualification, however, that the enforcement of the rights and remedies herein and therein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

        (e) (i) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 1993, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, together with the report thereon of Arthur Andersen & Co. included in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at March 31, 1994 and the related unaudited consolidated statements of income, retained earnings and cash flows for the three-month period then ended, copies of each of which have been furnished to each Lender, fairly present (subject, in the case of such balance sheets and statements of income for the three months ended March 31, 1994 to year-end adjustments) the financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the results of operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. (ii) Since December 31, 1993, except as disclosed in the Borrower's Quarterly Report on Form 10-Q for the period ended March 31, 1994, there has been no material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries, considered as a whole, or in the Borrower's ability to perform its obligations under this Agreement or any other Loan Document to which it is or will be a party. (iii) The Borrower has no material liabilities or obligations except as reflected in the foregoing financial statements and in Schedule II hereto, as evidenced by the Loan Documents and as may be incurred, in accordance with the terms of this Agreement, in the ordinary course of business (as presently conducted) following the date of this Agreement.

        (f) Except as disclosed in the Borrower's Quarterly Report on Form 10-Q for the period ended March 31, 1994, there are no pending or threatened actions, suits or proceedings against or, to the knowledge of the Borrower, affecting the Borrower or any of its Subsidiaries or the properties of the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, that would, if adversely determined, reasonably be expected to materially adversely affect the financial condition, properties, business or operations of the Borrower and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of this Agreement or any other Loan Document.

        (g) All insurance required by Section 8.01(b) is in full force and effect.

        (h) No Plan Termination Event has occurred nor is reasonably expected to occur with respect to any Plan of the Borrower or any of its ERISA Affiliates which would result in a material liability to the Borrower, except as disclosed and consented to by the Majority Lenders in writing from time to time. Since the date of the most recent Schedule B (Actuarial Information) to the annual report of the Borrower (Form 5500 Series), if any, there has been no material adverse change in the funding status of the Plans referred therein and no "prohibited transaction" has occurred with respect thereto which is reasonably expected to result in a material liability to the Borrower. Neither the Borrower nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan, except as disclosed and consented to by the Majority Lenders in writing from time to time.

        (i) No fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (except for any such circumstance, if any, which is covered by insurance which coverage has been confirmed and not disputed by the relevant insurer) affecting the properties, business or operations of the Borrower, Consumers or any Restricted Subsidiary has occurred that could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of
(i) the Borrower and its Subsidiaries, considered as a whole, or
(ii) Consumers and its Subsidiaries, considered as a whole.

        (j) The Borrower and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Borrower or any of its Subsidiaries is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves for payment thereof in accordance with generally accepted accounting principles.

        (k) No extraordinary judicial, regulatory or other legal constraints exist which limit or restrict Consumers' ability to declare or pay cash dividends with respect to its capital stock.

        (l) The Borrower owns 100% of the outstanding shares of common stock of Enterprises.

        (m) The Borrower owns not less than 80% of the outstanding shares of common stock of Consumers.

        (n) The Guarantor has a Net Worth of not less than $10 million.

        (o) As of the date of the Financial Closing, Nomeco is a Subsidiary of Enterprises and Enterprises owns 100% of the outstanding shares of common stock thereof.

        (p) The CMS Energy Corporation 1994-1997 Financial Forecast, dated March 30, 1994 (the "Projections"), previously delivered by the Borrower to the Co-Agents, are based upon assumptions that the Borrower believed were reasonable at the time the Projections were delivered, and all other financial information previously delivered by the Borrower to the Co-Agents are true and correct in all material respects as at the dates and for the periods indicated therein.

        (q) The executed and delivered Cash Collateral Agreement creates a valid, perfected, first priority Lien in the Collateral (other than the "Account", as such term is defined therein) described therein, subject only to Liens permitted by Section 8.02(a), and all filings and other actions necessary to perfect and protect such security interests have been taken.

        (r) The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance or any drawing under any Letter of Credit will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

        (s) The Borrower is not an investment company (within the meaning of the Investment Company Act of 1940, as amended).

        (t) No proceeds of any Extension of Credit or any drawing under any Letter of Credit will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act.

        (u) Following application of the proceeds of each Extension of Credit, not more than 25 percent of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).


                               ARTICLE VIII
                         COVENANTS OF THE BORROWER

        SECTION 8.01. Affirmative Covenants. So long as any Note shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment:

        (a) Payment of Taxes, Etc. The Borrower shall pay and discharge, and each of its Subsidiaries shall pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property except, in the case of taxes, to the extent the Borrower or any Subsidiary, as the case may be, is contesting the same in good faith and by appropriate proceedings and has set aside adequate reserves for the payment thereof in accordance with generally accepted accounting principles.

        (b) Maintenance of Insurance. The Borrower shall maintain, and each of its Restricted Subsidiaries and Consumers shall maintain, insurance covering the Borrower, each of its Restricted Subsidiaries, Consumers and their respective properties in effect at all times in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general geographical area in which the Borrower, its Restricted Subsidiaries and Consumers operates, either with reputable insurance companies or, in whole or in part, by establishing reserves of one or more insurance funds, either alone or with other corporations or associations.

        (c) Preservation of Existence, Etc. The Borrower shall preserve and maintain, and each of its Restricted Subsidiaries and Consumers shall preserve and maintain, its corporate existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business.

        (d) Compliance with Laws, Etc. The Borrower shall comply, and each of its Restricted Subsidiaries and Consumers shall comply, in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including without limitation any such laws, rules, regulations and orders relating to zoning, environmental protection, use and disposal of Hazardous Substances, land use, construction and building restrictions, and employee safety and health matters relating to business operations.

        (e) Inspection Rights. Subject to the requirements of laws or regulations applicable to the Borrower or its Subsidiaries, as the case may be, and in effect at the time, at any time and from time to time upon reasonable notice, the Borrower shall permit (i) the Co-Agents and their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower or any of its Subsidiaries and (ii) the Co-Agents, each of the Lenders, and their respective agents and representatives to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower and its Subsidiaries and their respective officers, directors and accountants, in each case, to the extent that any out-of-pocket expenses are incurred in connection therewith at such time as no Event of Default or Unmatured Default shall have occurred and be continuing, at the expense of the Co-Agents, each of the Lenders, or their respective agents and representatives, as the case may be.

        (f) Keeping of Books. The Borrower shall keep, and each of its Subsidiaries shall keep, proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Borrower and its Subsidiaries and the assets and business of the Borrower and its Subsidiaries, in accordance with generally accepted accounting principles consistently applied.

        (g) Maintenance of Properties, Etc. The Borrower shall maintain, and each of its Restricted Subsidiaries shall maintain, in substantial conformity with all laws and material contractual obligations, good and marketable title to all of its properties which are used or useful in the conduct of its business; provided, however, that the foregoing shall not restrict the sale of any asset of the Borrower or any Restricted Subsidiary to the extent not prohibited by Section 8.02(i). In addition, the Borrower shall preserve, maintain, develop, and operate, and each of its Subsidiaries shall preserve, maintain, develop and operate, in substantial conformity with all laws and material contractual obligations, all of its material properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

        (h) Use of Proceeds. The Borrower shall apply all proceeds of the initial Extension of Credit to the repayment in full and termination of all outstanding obligations under the Existing Agreement, whether for principal, interest, fees, or otherwise (and, in furtherance thereof, the Borrower hereby expressly and irrevocably authorizes the Operational Agent to so apply such proceeds to such repayment), and use all subsequent Extensions of Credit for general corporate purposes (subject to the terms and conditions of this Agreement).

        (i) Consolidated Leverage Ratio. The Borrower shall maintain a ratio of Consolidated Debt to Consolidated Capital of 0.74 to 1 or less.

        (j) Cash Dividend Coverage Ratio. The Borrower shall maintain, as of the last day of each fiscal quarter of the Borrower (in each case, the "Measurement Quarter"), a ratio of (i) Cash Dividend Income for the four-fiscal-quarter period ending on the last day of the fiscal quarter immediately preceding such Measurement Quarter to (ii) interest expense (including, without limitation, all commitment fees and letter of credit commissions payable with respect to Debt of the Borrower) accrued by the Borrower during such period, of not less than 2.0 to 1; provided, that the Borrower shall be deemed not to be in breach of the foregoing covenant if, during the applicable Measurement Quarter, it has
(A) permanently reduced the Commitments and the principal amount outstanding hereunder pursuant to the terms of this Agreement such that the amount determined pursuant to clause (ii), above, when recalculated on a pro forma basis assuming that the amount of such reduced Commitments and principal amount outstanding was in effect at all times during such four-fiscal-quarter period, would result in the Borrower being in compliance with such ratio, and/or (B) increased Cash Dividend Income during such Measurement Quarter such that the ratio of (x) Cash Dividend Income for the four-fiscal-quarter period ending on the last day of such Measurement Quarter to (y) the amount determined pursuant to clause (ii), above (as recalculated pursuant to clause (A), above), equals or exceeds 2.0 to 1; and provided further, that until the Borrower so reduces such Commitments and principal amount outstanding and/or increases Cash Dividend Income during such Measurement Quarter, the Borrower may not request any additional Extensions of Credit (other than Conversions).

        (k) Refinancing of Senior Note Debt. In connection with any refinancings of the Senior Note Debt, the Borrower shall cause the maturity thereof to be no sooner than the earlier to occur of (i) the third anniversary of the date of any such refinancing and (ii) the then-scheduled maturity date of the Senior Notes being refinanced.

        (l) Further Assurances. The Borrower shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that any Lender through the Documentation Agent may reasonably request in order to give effect to the transactions contemplated by this Agreement and the other Loan Documents. In addition, the Borrower will use all reasonable efforts to duly obtain or make Governmental Approvals required from time to time on or prior to such date as the same may become legally required.

        SECTION 8.02. Negative Covenants. So long as any Note shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower shall not, without the written consent of the Majority Lenders:

        (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any kind, or any other type of arrangement intended or having the effect of conferring upon a creditor a preferential interest upon or with respect to any of its properties of any character (including, without limitation, capital stock of Consumers, Enterprises, Nomeco and any of the Borrower's other directly-owned Subsidiaries and accounts) (any of the foregoing being referred to herein as a "Lien"), whether now owned or hereafter acquired, or sign or file, or permit any of its Restricted Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction a financing statement which names the Borrower or any Restricted Subsidiary as debtor, sign, or permit any of its Restricted Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Restricted Subsidiaries to assign, accounts, excluding, however, from the operation of the foregoing restrictions the Liens created under the Loan Documents and the following:

                (i) Liens for taxes, assessments or governmental charges or levies to the extent not past due;

                (ii)     cash pledges or deposits to secure
        (A) obligations under workmen's compensation laws or similar legislation, (B) public or statutory obligations of the Borrower or any of its Restricted Subsidiaries, or (C) Support Obligations of the Borrower permitted by Section 8.02(b)(ii), provided that the aggregate amount of pledges or deposits securing such Support Obligations shall not exceed $20 million at any one time outstanding;

                (iii) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue or which have been fully bonded and are being contested in good faith; and

                (iv) purchase money Liens or purchase money security interests upon or in property acquired or held by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens or security interests, or Liens or security interests existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien or security interest shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover property not theretofore subject to the Lien or security interest being extended, renewed or replaced, and provided, further, that the aggregate principal amount of the Debt at any one time outstanding secured by Liens permitted by this clause (iv) shall not exceed $10,000,000.

        (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

                (i) Guaranty Obligations (A) arising by reason of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower's or such Restricted Subsidiary's business, and (B) in the form of indemnities in respect of unfiled mechanics' liens and Liens permitted under Section 8.02(a)(iii);

                (ii) unsecured Debt of the Borrower not to exceed in the aggregate, at any one time outstanding, an amount equal to the greater of (A) $850 million and (B) 4.5 times the Cash Dividend Income for the immediately preceding four-calendar-quarter period; provided, however, that in the event that more than 20% (in book value) of the assets of Nomeco are sold, or Enterprises owns less than 80% of the capital stock of Nomeco (as the result of a sale, merger, dilution following the issuance of additional capital stock by Nomeco, or otherwise), (1) the amount referred to in clause (A), above, shall be reduced by $70 million and (2) an amount (the "Nomeco Dividend Reduction Amount") equal to the product of (w) the relative percentage of capital stock or assets sold or transferred or of dilution of Enterprise's ownership interest in the capital stock of Nomeco, as the case may be, and
        (x) the amount of dividends received by Enterprises from Nomeco (but only to the extent of the amount of dividends received by the Borrower from Enterprises) during the four-calendar-quarter period immediately preceding the date of such sale, merger, or dilution, shall be subtracted from Cash Dividend Income for purposes of the calculation contained in clause (B), above (provided that, for purposes of the calculation contained in clause (B), above, on any date of determination following such four-calendar-quarter period, the Nomeco Dividend Reduction Amount shall be deemed to have been allocated among, and subtracted from Cash Dividend Income in each of, such four calendar quarters on a pro rata basis based on the amount of dividends received by Enterprises from Nomeco (but only to the extent of the amount of dividends received by the Borrower from Enterprises) during each of such quarters), and in each case the recalculated amount of unsecured Debt of the Borrower permitted pursuant to this subsection (ii) (after taking into account such reduction and subtraction) shall be effective on the date of such sale, merger, or dilution, as the case may be; and provided further, however, that in the event that the Borrower owns less than 100% of the common stock of Consumers (as the result of a sale, merger, dilution following the issuance of additional common stock by Consumers, or otherwise), (I) the amount referred to in clause (A), above, shall be reduced by a fraction, the numerator of which shall be an amount equal to the product of (y) the relative percentage of common stock or assets sold or transferred or of dilution of the Borrower's ownership interest in the common stock of Consumers, as the case may be, and
        (z) the amount of dividends (the "Consumers Dividends") received by the Borrower directly or indirectly from Consumers during the four-calendar-quarter period immediately preceding the date of such sale, merger or dilution (such numerator amount being referred to herein as the "Consumers Dividend Portion"), and the denominator of which shall be Cash Dividend Income for such period and (II) the Consumers Dividend Portion shall be subtracted from Cash Dividend Income for purposes of the calculation contained in clause (B), above (provided that, for purposes of the calculation contained in clause (B), above, on any date of determination following such four-calendar-quarter period, the Consumers Dividend Portion shall be deemed to have been allocated among, and subtracted from Cash Dividend Income in each of, such four calendar quarters on a pro rata basis based on the amount of Consumers Dividends received by the Borrower during each of such quarters), and in each case the recalculated amount of unsecured Debt of the Borrower permitted pursuant to this subsection (ii) (after taking into account such reduction and subtraction) shall be effective on the date of such sale, merger, or dilution, as the case may be;

                (iii) unsecured subordinated Debt of the Borrower purchased with the proceeds from the sale of any Convertible MIPS (referred to herein as the "Subordinated Debentures") in an aggregate principal amount not to exceed 50% of the aggregate liquidation preference value of such Convertible MIPS; provided, however, that in connection with any issuances of Convertible MIPS, (1) the liquidation preference value of the Convertible MIPS in respect of all such issuances shall not exceed $150,000,000 in the aggregate, (2) the terms and conditions of subordination with respect to the Subordinated Debentures shall be in form and substance satisfactory to the Majority Lenders, (3) the Borrower shall have the right at any time and from time to time during the term of the Subordinated Debentures to defer interest payments with respect thereto for up to a 60-month period (the "Deferral Period"), (4) at all times during the term of the Subordinated Debentures, the last day of the then-remaining Deferral Period (after giving effect to all monthly periods in which the Borrower failed to pay interest on the Subordinated Debentures) shall occur at least 365 days after the then-scheduled Termination Date, and
        (5) the Borrower shall provide to the Lenders such approvals, legal opinions (including, without limitation, opinions with respect to substantive consolidation and equitable subordination) and documents as any Lender, through the Documentation Agent, may reasonably request; and

                (iv)     Debt set forth in Schedule II hereto.

        (c) Lease Obligations. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease (other than leases which constitute Debt) having an original term of one year or more which would cause the aggregate direct or contingent liabilities of the Borrower and its Restricted Subsidiaries in respect of all such obligations payable in any period of 12 consecutive calendar months to exceed $10,000,000.

        (d) Investments in Other Persons. Upon the occurrence and during the continuance of an Event of Default or an Unmatured Default (other than an Unmatured Default that occurs and is continuing prior to the last day of any Measurement Quarter resulting from the failure of the Borrower to comply with the ratio set forth in Section 8.01(j)), make, or permit any of its Restricted Subsidiaries to make, any loan or advance to any Person or purchase or otherwise acquire any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, any Person, other than Permitted Investments.

        (e) Restricted Payments. Declare or pay, or permit any of its Restricted Subsidiaries to declare or pay, directly or indirectly, any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any share of any class of capital stock of the Borrower or any of its Restricted Subsidiaries (other than (1) stock splits and dividends payable solely in nonconvertible equity securities of the Borrower and (2) distributions made to the Borrower or a Restricted Subsidiary), or purchase, redeem, retire, or otherwise acquire for value, or permit any of its Restricted Subsidiaries to purchase, redeem, retire, or otherwise acquire for value, any shares of any class of capital stock of the Borrower or any of its Restricted Subsidiaries or any warrants, rights, or options to acquire any such shares, now or hereafter outstanding, or make, or permit any of its Restricted Subsidiaries to make, any distribution of assets to any of its shareholders (other than distributions to the Borrower or a Restricted Subsidiary) (any such dividend, payment, distribution, purchase, redemption, retirement or acquisition being hereinafter referred to as a "Restricted Payment"), unless (i) no Unmatured Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment, and (ii) after giving effect thereto, the aggregate amount of all such Restricted Payments made since September 30, 1993 shall not have exceeded the sum of (A) $120,000,000, (B) 100% of Consolidated Net Income (as defined in the Indenture in effect on the date hereof) accrued during the period (treated as one accounting period) from September 30, 1993 to the end of the most recent fiscal quarter of the Borrower ending at least 45 days prior to the date of such Restricted Payment (or, in case such amount shall be a deficit, minus 100% of such deficit), and (C) the aggregate Net Proceeds (as defined in the Indenture in effect on the date hereof) received by the Borrower from any issuance or sale of, or contribution with respect to, its capital stock subsequent to September 30, 1993; provided, however, that the foregoing shall not prohibit (1) any purchase or redemption of capital stock of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of the Borrower (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the Indenture in effect on the date hereof)), provided that such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments permitted by this subsection (e); (2) dividends or other distributions paid in respect of any class of the Borrower's capital stock issued in respect of the acquisition of any business or assets by the Borrower or a Restricted Subsidiary where the dividends or other distributions with respect to such capital stock are payable solely from the net earnings of such business or assets; (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this subsection (e), provided that at the time of payment of such dividend, no Unmatured Default or Event of Default shall have occurred and be continuing (or result therefrom), and provided further that such dividends shall be included (without duplication) in the calculation of the amount of Restricted Payments permitted by this subsection (e); or (4) payments made by the Borrower or any Restricted Subsidiary pursuant to the Tax Sharing Agreement. For purposes of this subsection (e), the amount of any Restricted Payment not in the form of cash shall be the fair market value of such Restricted Payment as determined in good faith by the Board of Directors of the Borrower, provided that if the value of the non-cash portion of such Restricted Payment as determined by the Borrower's Board of Directors is in excess of $25 million, such value shall be based on an opinion from a nationally-recognized firm acceptable to the Co-Agents experienced in the appraisal of similar types of property or transactions.

        (f) Compliance with ERISA. (i) Permit to exist any "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code of 1986), (ii) terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in any material (in the opinion of the Majority Lenders) liability of the Borrower, any Restricted Subsidiary or Consumers to the PBGC, or (iii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of such a termination by the PBGC of any Plan and such a material liability to the Borrower, any Restricted Subsidiary or Consumers.

        (g) Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction with any of its Affiliates unless such transaction is on terms no less favorable to the Borrower or such Subsidiary than if the transaction had been negotiated in good faith on an arm's-length basis with a non-Affiliate.

        (h) Mergers, Etc. Merge with or into or consolidate with or into, or permit any of its Restricted Subsidiaries, Consumers or Nomeco to merge with or into or consolidate with or into, any other Person, except that (1) any Restricted Subsidiary (other than Enterprises) may merge into any other Restricted Subsidiary; (2) Nomeco may merge with or into Enterprises or the Borrower; (3) Nomeco may merge with or into any other Person, provided that, in connection with such merger, Enterprises shall have received fair consideration (as determined by the Board of Directors of Enterprises or the Borrower); (4) any Restricted Subsidiary may merge with or into the Borrower, and the Borrower may merge with any other Person, provided that, immediately after giving effect to any such merger,
(A) no event shall occur and be continuing which constitutes an Unmatured Default or an Event of Default, (B) the Borrower is the surviving corporation, and (C) the Borrower shall not be liable with respect to any Debt or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement or any other Loan Document on the date of such transaction; (5) Consumers may merge with any other Person, provided that, immediately after giving effect thereto, (A) no event shall occur and be continuing which constitutes an Unmatured Default or an Event of Default,
(B) Consumers is the surviving corporation, (C) the Borrower shall continue to own not less than 80% of the outstanding shares of common stock of Consumers and (D) Consumers' Net Worth shall be equal to or greater than its Net Worth immediately prior to such merger; and (6) any Person (other than the Borrower and its Affiliates) may merge with or into Enterprises, provided that, immediately after giving effect thereto,
(A) no event shall occur and be continuing which constitutes an Unmatured Default or an Event of Default, (B) Enterprises is the surviving corporation, (C) Enterprises' Net Worth shall be equal to or greater than its Net Worth immediately prior to such merger and (D) Enterprises shall not be liable with respect to any Debt or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement, the Guaranty or any other Loan Document on the date of such transaction; provided, that after giving effect to any merger described in clause (2), (3), or (5), above, the Borrower shall be in compliance with Section 8.02(b)(ii).

        (i) Sales, Etc., of Assets. Sell, lease, transfer, assign, or otherwise dispose of all or any substantial part of its assets, or permit any of its Restricted Subsidiaries to sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets, except (i) to give effect to a transaction permitted by subsection (h), above, or subsection
(j), below, and (ii) subject to Section 8.02(b)(ii), Enterprises may sell, lease, transfer, assign, or otherwise dispose of all or any substantial part of its assets (A) to give effect to a sale, transfer or other disposition of the common stock or assets of Nomeco pursuant to any transaction permitted by Section 8(h)(iii) of the Guaranty and (B) to any other Restricted Subsidiary (in each case subject to compliance with Section 7(h) of the Guaranty immediately after giving effect to any such transaction).

        (j) Maintenance of Ownership of Subsidiaries. Sell, transfer, assign or otherwise dispose of any shares of capital stock of any of its Restricted Subsidiaries or Consumers (other than preferred or preference stock of Consumers) or any warrants, rights or options to acquire such capital stock, or permit any Restricted Subsidiary or Consumers to issue, sell, transfer, assign or otherwise dispose of any shares of its capital stock (other than preferred or preference stock of Consumers) or the capital stock of any other Restricted Subsidiary or any warrants, rights or options to acquire such capital stock, except to give effect to a transaction permitted by subsection (h), above, and Section 8(h)(iii) of the Guaranty; provided, however, that the Borrower may sell, transfer, assign or otherwise dispose of not more than 20% of the common stock of Consumers, provided that after giving effect to such transaction the Borrower shall be in compliance with Section 8.02(b)(ii).

        (k) Amendment of Tax Sharing Agreement. Directly or indirectly, amend, modify, supplement, waive compliance with, seek a waiver under, or assent to noncompliance with, any term, provision or condition of the Tax Sharing Agreement if the effect of such amendment, modification, supplement, waiver or assent is to (i) reduce materially any amounts otherwise payable to, or increase materially any amounts otherwise owing or payable by, the Borrower thereunder, or (ii) change materially the timing of any payments made by or to the Borrower thereunder.


        SECTION 8.03. Reporting Obligations. So long as any Note shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower will, unless the Majority Lenders shall otherwise consent in writing, furnish to each Lender, the following:

                (a) as soon as possible and in any event within five days after the Borrower knows or should have reason to know of the occurrence of each Unmatured Default or Event of Default continuing on the date of such statement, a statement of the chief financial officer or chief accounting officer of the Borrower setting forth details of such Unmatured Default or Event of Default and the action that the Borrower proposes to take with respect thereto;

                (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter (which requirement shall be deemed satisfied by the delivery of the Borrower's quarterly report on Form 10-Q for such quarter), all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Borrower as having been prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 7.01(e), together with (A) a schedule (substantially in the form of Exhibit 8.03 appropriately completed) of the computations used by the Borrower in determining compliance with the covenants contained in Sections 8.01(i), 8.01(j) and 8.02(b)(ii) and, after the enactment of any Consumers Dividend Restriction, the ratio set forth in Section 9.01(k), and (B) a certificate of said officer stating that no Unmatured Default or Event of Default has occurred and is continuing or, if an Unmatured Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;

                (c) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower and its Subsidiaries, a copy of the Annual Report on Form 10-K (or any successor form) for the Borrower and its Subsidiaries for such year, including therein a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such fiscal year, accompanied by a report thereon of Arthur Andersen & Co. or another nationally-recognized independent public accounting firm, together with a schedule in form satisfactory to the Majority Lenders of the computations used by such accounting firm in determining, as of the end such fiscal year, compliance with the covenants contained in Sections 8.01(i), 8.01(j) and 8.02(b)(ii) and, after the enactment of any Consumers Dividend Restriction, the ratio set forth in Section 9.01(k);

                (d) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a balance sheet of the Borrower as at the end of such quarter and statements of income and retained earnings and of cash flows of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Borrower as having been prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 7.01(e);

                (e) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as at the end of such fiscal year and statements of income and retained earnings and of cash flows of the Borrower for such fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Borrower as having been prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 7.01(e);

                (f) as soon as possible and in any event (A) within 30 days after the Borrower knows or has reason to know that any Plan Termination Event described in clause (i) of the definition of Plan Termination Event with respect to any Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred and could reasonably be expected to result in a material liability to the Borrower and (B) within 10 days after the Borrower knows or has reason to know that any other Plan Termination Event with respect to any Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred and could reasonably be expected to result in a material liability to the Borrower, a statement of the chief financial officer or chief accounting officer of the Borrower describing such Plan Termination Event and the action, if any, which the Borrower proposes to take with respect thereto;

                (g) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

                (h) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan (if any) to which the Borrower is a contributing employer;

                (i) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $250,000 pursuant to Section 4202 of ERISA in respect of which the Borrower is reasonably expected to be liable;

                (j) promptly after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events of the type described in Section 7.01(f);

                (k) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower sends to its public security holders (if any), copies of all regular, periodic and special reports which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange, pursuant to the Exchange Act, and copies of all final prospectuses with respect to any securities issued or to be issued by the Borrower or any of its Subsidiaries;

                (l) as soon as possible and in any event within five days after the occurrence of any material default under any material agreement to which the Borrower or any of its Subsidiaries is a party, which default would materially adversely affect the financial condition, business, results of operations or property of the Borrower and its Subsidiaries, considered as a whole, any of which is continuing on the date of such certificate, a certificate of the chief financial officer of the Borrower setting forth the details of such material default and the action which the Borrower or any such Subsidiary proposes to take with respect thereto; and

                (m) promptly after requested, such other information respecting the business, properties, condition or operations, financial or otherwise, of the Borrower and its Subsidiaries as any Agent or the Majority Lenders may from time to time reasonably request in writing.


                                ARTICLE IX
                                 DEFAULTS

        SECTION 9.01. Events of Default. If any of the following events (each an "Event of Default") shall occur and be continuing after the applicable grace period and notice requirement (if any), the Co-Agents and the Lenders shall be entitled to exercise the remedies set forth in
Section 9.02:

        (a) The Borrower shall fail to pay (i) any principal of any Note when due or (ii) any interest thereon within two Business Days after such interest shall have become due; or

        (b) Any representation or warranty made by or on behalf of any Loan Party in any Loan Document or certificate or other writing delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made; or

        (c) The Borrower or any of its Subsidiaries shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Section 8.01(c), (h), (i) or (j) or in Section 8.02 hereof, or the Guarantor shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Sections 7(h), 7(j) or 8 of the Guaranty (and the Borrower, each Lender and each Agent hereby agrees that an Event of Default under this subsection (c) shall be given effect as if the defaulting Subsidiary were a party to this Agreement); or

        (d) The Borrower or any of its Subsidiaries shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in any Loan Document and any such failure shall remain unremedied, after written notice thereof shall have been given to the Borrower by the Documentation Agent, for a period of 10 Business Days (and the Borrower, each Lender and each Agent hereby agrees that an Event of Default under this subsection (d) shall be given effect as if the defaulting Subsidiary were a party to this Agreement); or

        (e) Any Loan Party, any Restricted Subsidiary or Consumers shall fail to pay any of its Debt (including any interest or premium thereon but excluding Debt evidenced by the Notes) (i) aggregating, in the case of each Loan Party and each Restricted Subsidiary, $6,000,000 or more or, in the case of Consumers, $25,000,000 or more, or (ii) arising under the Indenture or any Senior Note, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; unless in each such case the obligee under or holder of such Debt shall have waived in writing such circumstance so that such circumstance is no longer continuing; or

        (f) (i) Any Loan Party, any Restricted Subsidiary or Consumers shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Loan Party, any Restricted Subsidiary or Consumers seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against any Loan Party, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against such Loan Party, a Restricted Subsidiary or Consumers or the appointment of a receiver, trustee, custodian or other similar official for such Loan Party, such Restricted Subsidiary or Consumers or any of its property) shall occur; or (iii) any Loan Party, any Restricted Subsidiary or Consumers shall take any corporate or other action to authorize any of the actions set forth above in this subsection (f); or

        (g) Any judgment or order for the payment of money in excess of $6,000,000 shall be rendered against any Loan Party or its properties and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

        (h) Any material provision of any Loan Document, after execution hereof or delivery thereof under Article VI, shall for any reason other than the express terms hereof or thereof cease to be valid and binding on any party thereto; or any Loan Party shall so assert in writing; or

        (i) The Cash Collateral Agreement after delivery under Article VI hereof shall for any reason, except to the extent permitted by the terms thereof or due to any failure by any Agent to take any action on its part to be performed under applicable law in order to maintain such perfection, ceases to create a valid and perfected first priority Lien (to the extent purported to be granted by the Cash Collateral Agreement) in any of the Collateral described therein; or

        (j) At any time any LC Bank shall have been served with or otherwise subjected to a court order, injunction, or other process or decree issued or granted at the instance of the Borrower restraining or seeking to restrain such LC Bank from paying any amount under any Letter of Credit issued by it and either (i) there has been a drawing under such Letter of Credit which such LC Bank would otherwise be obligated to pay or
(ii) the stated expiration date or any reduction of the stated amount of such Letter of Credit has occurred but the right of the beneficiary to draw thereunder has been extended in connection with the pendency of the related court action or proceeding; or

        (k) There shall be imposed or enacted any Consumers Dividend Restriction, the result of which is that the Dividend Coverage Ratio shall be less than 1.15 to 1 at any time after the later to occur of (i) the date of the imposition of such Consumers Dividend Restriction and
(ii) October 1, 1995.

        SECTION 9.02. Remedies. If any Event of Default has occurred and is continuing, then the Co-Agents shall at the request, or may with the consent, of the Required Lenders, upon notice to the Borrower (i) declare the Commitments and the obligation of each Lender to make Advances (other than Advances under Section 4.04 hereof) and of any LC Bank to issue a Letter of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) provide from the proceeds of any Collateral (as defined in the Cash Collateral Agreement) for cash collateralization of LC Outstandings, and (iv) exercise in respect of any and all collateral, in addition to the other rights and remedies provided for herein and in the Security Documents or otherwise available to the Co-Agents or the Lenders, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York and in effect in any other jurisdiction in which collateral is located at that time; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the Commitments and the obligation of each Lender to make Advances and of any LC Bank to issue any Letter of Credit shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Co-Agents pursuant to this Section 9.02 shall affect (i) the obligation of any LC Bank to make any payment under any Letter of Credit issued by such LC Bank in accordance with the terms of such Letter of Credit or (ii) the participatory interest of each Lender in each such payment.


                                 ARTICLE X
                                THE AGENTS

        SECTION 10.01. Authorization and Action. Each Lender and LC Bank hereby appoints and authorizes each of the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agents by the terms hereof, together with such powers as are reasonably incidental thereto. The Operational Agent is hereby expressly authorized on behalf of each Lender and each LC Bank, without hereby limiting any implied authority, to receive on behalf of each of the Lenders any payment of principal of, or interest on, the Notes and all other amounts accrued thereunder or hereunder paid to the Operational Agent, and promptly to distribute in accordance with Section 5.01(a) to each Lender its proper share of all payments so received. Each Agent is hereby expressly authorized on behalf of each Lender and each LC Bank, without hereby limiting any implied authority, to distribute to each Lender copies of all notices, agreements and other materials as provided for in this Agreement and any other Loan Document received by such Agent. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders, all LC Banks and all holders of Notes; provided, however, that the Agents shall not be required to take any action that exposes any Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

        SECTION 10.02. Agents' Reliance, Etc. Neither any Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing:
(i) each Agent may treat the payee of any Note as the holder thereof until the Documentation Agent receives and accepts a Lender Assignment entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 11.07; (ii) each Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
(iii) the Agents make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with any Loan Document; (iv) no Agent shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or to inspect any property (including the books and records) of the Borrower; (v) no Agent shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document; and (vi) no Agent shall incur liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex, telecopy or other teletransmission) believed by it to be genuine and signed or sent by the proper party or parties.

        SECTION 10.03. Citibank, Union Bank and Affiliates. With respect to its Commitment and the Note issued to it, each of Citibank and Union Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank and Union Bank each in its individual capacity. Citibank and Union Bank and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries, its Affiliates and any Person who may do business with or own securities of the Borrower or any such Subsidiary or Affiliate, all as if Citibank and Union Bank were not an Agent and without any duty to account therefor to the Lenders.

        SECTION 10.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on the financial information referred to in Section 7.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

        SECTION 10.05. Indemnification. The Lenders agree to indemnify the Agents (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons which are not Lenders, ratably according to the respective Percentages of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any action taken or omitted by the Agents under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agents' gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement to the extent that the Agents are entitled to reimbursement for such expenses pursuant to Section 11.04 but are not reimbursed for such expenses by the Borrower.

        SECTION 10.06. Successor Agents. Each Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders, with any such resignation or removal to become effective only upon the appointment of a successor Agent in such capacity, pursuant to this
Section 10.06. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent in such capacity which shall be a Lender or another commercial bank or trust company reasonably acceptable to the Borrower organized under the laws of the United States, or of any State thereof. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent in such capacity, which shall be a Lender or shall be another commercial bank or trust company organized under the laws of the United States or of any State thereof reasonably acceptable to the Borrower.
Upon the acceptance of any appointment as an Agent hereunder by a successor Agent and the execution and delivery by the Borrower and the successor Agent of an agreement relating to the fees to be paid to the successor Agent under Section 2.02(d) hereof in connection with its acting as an Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as an Agent, the provisions of this
Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent in such capacity under this Agreement.


                                ARTICLE XI
                               MISCELLANEOUS

        SECTION 11.01. Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive, modify or eliminate any of the conditions specified in Article VI, (ii) increase the Commitments of the Lenders that may be maintained hereunder or subject the Lenders to any additional obligations, (iii) reduce the principal of, or interest on, the Notes, any Applicable Margin or any fees or other amounts payable hereunder (other than fees payable to the Operational Agent pursuant to Section 2.02(d)), (iv) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder (other than fees payable to the Operational Agent pursuant to Section 2.02(d)), (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (vi) amend any Loan Document in a manner intended to prefer one or more Lenders over any other Lenders, (vii) amend Section 2.03(b) or this Section 11.01, or (viii) release any collateral or change any provision of any Security Document providing for the release of collateral; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by each Agent in addition to the Lenders required above to take such action, affect the rights or duties of any Agent under this Agreement or any Note. Any request from the Borrower for any amendment, waiver or consent under this Section 11.01 shall be addressed to the Documentation Agent.

        SECTION 11.02. Notices, Etc. All notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, (i) if to the Borrower, at its address at Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126, Attention:
Denise M. Sturdy, Esq., Assistant General Counsel, with a copy to Doris F. Galvin, Vice President and Treasurer, 212 West Michigan Avenue, Jackson, Michigan 49201; (ii) if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; (iii) if to any LC Bank, at its address specified in the LC Bank Agreement to which it is a party;
(iv) if to any Lender other than a Bank, at its Domestic Lending Office specified in the Lender Assignment pursuant to which it became a Lender;
(v) if to the Operational Agent, at its address at 445 South Figueroa Street, 15th Floor, Los Angeles, California 90071, Attention: Utilities Department Head; and (vi) if to the Documentation Agent, at its address at 399 Park Avenue, New York, New York 10043, Attention: Utilities Department Head; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective five days after when deposited in the mails, or when delivered to the telegraph company, telecopied, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to any Agent pursuant to Article II, III, or X shall not be effective until received by such Agent.

        SECTION 11.03. No Waiver of Remedies. No failure on the part of the Borrower, any Lender, any LC Bank or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 11.04. Costs, Expenses and Indemnification. (a) The Borrower agrees to (i) reimburse on demand all reasonable costs and expenses of each Agent (including, without limitation, reasonable fees and expenses of counsel to the Agents) in connection with (A) the preparation, negotiation, execution and delivery of the Loan Documents and (B) the care and custody of any and all collateral, and any proposed modification, amendment, or consent relating to any Loan Document, and (ii) to pay on demand all reasonable costs and expenses of each Agent and, on and after the date upon which the Notes become or are declared to be due and payable pursuant to Section 9.02 or an Event of Default specified in Section 9.01(a) shall have occurred and be continuing, each Lender (including, without limitation, reasonable fees and expenses of counsel to the Agents, special Michigan counsel to the Lenders and, from and after such date, counsel for each Lender (including the allocated costs and expenses of in-house counsel)) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder.

        (b) The Borrower hereby agrees to indemnify and hold each Lender, each Agent, each LC Bank and their respective officers, directors, employees, professional advisors and affiliates (each, an "Indemnified Person") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney's fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) which any of them may incur or which may be claimed against any of them by any Person:

                (i) by reason of or in connection with the execution, delivery or performance of any of the Loan Documents or any transaction contemplated thereby, or the use by the Borrower of the proceeds of any Extension of Credit;

                (ii) in connection with any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of any of the Loan Documents; or

                (iii) in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance
        (i) at, upon or under any property of the Borrower or any of its Affiliates or (ii) by or on behalf of the Borrower or any of its Affiliates at any time and in any place;

provided, however, that nothing contained in this subsection (b) shall constitute a relinquishment or waiver of the Borrower's rights to any independent claim that the Borrower may have against any Indemnified Person for such Indemnified Person's gross negligence or wilful misconduct, but no Lender shall be liable for any such conduct on the part of any Agent or any other Lender, and no Agent shall be liable for any such conduct on the part of any Lender.

        (c) The Borrower's other obligations under this Section 11.04 shall survive the repayment of all amounts owing to the Lenders, the LC Banks and the Agents under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 11.04 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

        SECTION 11.05. Right of Set-off. (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 9.02 to authorize the Co-Agents to declare the Notes due and payable pursuant to the provisions of Section 9.02, each Lender and LC Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or LC Bank to or for the credit or the account of the Borrower, against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender or the LC Bank Agreement to which such LC Bank is a party, as the case may be, irrespective of whether or not such Lender or LC Bank shall have made any demand under this Agreement or such Note or such LC Bank Agreement and although such obligations may be unmatured. Each Lender and LC Bank agrees to notify promptly the Borrower after any such set-off and application made by such Lender or LC Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and LC Bank under this Section 11.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender and LC Bank may have.

        (b) The Borrower agrees that it shall have no right of off-set, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower's rights to any independent claim that the Borrower may have against any Agent or any Lender for such Agent's or such Lender's, as the case may be, gross negligence or wilful misconduct, but no Lender shall be liable for any such conduct on the part of any Agent or any other Lender, and no Agent shall be liable for any such conduct on the part of any Lender.

        SECTION 11.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agents and when the Documentation Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

        SECTION 11.07. Assignments and Participation. (a) Each Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Lender Assignment with respect to such assignment) shall in no event be less than the lesser of the amount of such Lender's Commitment and $10,000,000 and shall be an integral multiple of $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Documentation Agent (with a copy to the Operational Agent), for its acceptance and recording in the Register, a Lender Assignment, together with any Note or Notes subject to such assignment and a processing and recordation fee of $2,500; and provided further, however, that the consent of the Borrower shall not be required for any assignments by a Lender to any of its Affiliates or to any other Lender or any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Lender Assignment, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Lender Assignment, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it to an Eligible Assignee pursuant to such Lender Assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of a Lender Assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided, however, that the limitation set forth in clause (iii), above, shall not apply if an Event of Default shall have occurred and be continuing and the Co-Agents shall have declared all Advances to be immediately due and payable hereunder. The Documentation Agent agrees to give prompt notice to the Lenders and the Borrower of any assignment or participation of its rights and obligations as a Bank hereunder. Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time assign all or any portion of the Advances owing to it to any Affiliate of such Lender. The assigning Lender shall promptly notify the Borrower of any such assignment. No such assignment, other than to an Eligible Assignee, shall release the assigning Lender from its obligations hereunder.

        (b) By executing and delivering a Lender Assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Lender Assignment, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 7.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Lender Assignment; (iv) such assignee will, independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee confirms that it is an Eligible Assignee (unless an Event of Default shall have occurred and be continuing and the Co-Agents shall have declared all Advances to be immediately due and payable hereunder, in which case no such confirmation is necessary); (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to each Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

        (c) The Documentation Agent shall maintain at its address referred to in Section 11.02 a copy of each Lender Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register").
The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (d) Upon its receipt of a Lender Assignment executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Documentation Agent shall, if such Lender Assignment has been completed and is in substantially the form of Exhibit 11.07, (i) accept such Lender Assignment, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Documentation Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Lender Assignment and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Lender Assignment and shall otherwise be in substantially the form of Exhibit 6.02A.

        (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by
it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

        (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 11.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree, in accordance with the terms of
Section 11.08, to preserve the confidentiality of any Confidential Information received by it from such Lender.

        (g) If any Lender (or any bank or other entity to which such Lender has sold a participation) shall (i) make any demand for payment under Section 5.04(a) or (d), or (ii) determine not to extend the Termination Date in response to any request by the Borrower pursuant to
Section 2.05, then (A) in the case of any demand made under clause (i), above, within 30 days after any such demand (if, but only if, such demanded payment has been made by the Borrower) or notice, and (B) in the case of the occurrence of the event described in clause (ii), above, within 20 days after such occurrence, the Borrower may, with the approval of the Agents (which approval shall not be unreasonably withheld) and provided that no Event of Default or Unmatured Default shall then have occurred and be continuing, demand that such Lender assign in accordance with this Section 11.07 to one or more Eligible Assignees designated by the Borrower all (but not less than all) of such Lender's Commitment and the Advances owing to it within the period ending on the later to occur of
(x) the last day in the period described in clause (A) or (B), above, as applicable, and (y) the last day of the longest of the then current Interest Periods for such Advances. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignees for all or part of such Lender's Commitment or Advances, then such demand by the Borrower shall become ineffective; it being understood for purposes of this subsection (g) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to an Eligible Assignee designated by the Borrower, if such Eligible Assignee (1) shall agree to such assignment by entering into a Lender Assignment with such Lender and (2) shall offer compensation to such Lender in an amount equal to all amounts then owing by the Borrower to such Lender hereunder and under the Note made by the Borrower to such Lender, whether for principal, interest, fees, costs or expenses (other than the demanded payment referred to in clause (i), above, and payable by the Borrower as a condition to the Borrower's right to demand such assignment), or otherwise. In addition, in the case of any amount demanded for payment by any Lender (or such a participant) pursuant to
Section 5.04(a) or (d), the Borrower may, in the case of any such Lender, with the approval of the Agents (which approval shall not be unreasonably withheld) and provided that no Event of Default or Unmatured Default shall then have occurred and be continuing, terminate all (but not less than all) such Lender's Commitment and prepay all (but not less than all) such Lender's Advances not so assigned, together with all interest accrued thereon to the date of such prepayment and all fees, costs and expenses and other amounts then owing by the Borrower to such Lender hereunder and under the Note made by the Borrower to such Lender, at any time from and after such later occurring day in accordance with Sections 2.03 and 5.03 hereof (but without the requirement stated therein for ratable treatment of the other Lenders), if and only if, after giving effect to such termination and prepayment, the sum of the aggregate principal amount of the Advances of all Lenders then outstanding does not exceed the then remaining Commitments of the Lenders. Notwithstanding anything set forth above in this subsection (g) to the contrary, the Borrower shall not be entitled to compel the assignment by any Lender demanding payment under
Section 5.04(a) of its Commitment and Advances or terminate and prepay the Commitment and Advances of such Lender if, prior to or promptly following any such demand by the Borrower, such Lender shall have changed or shall change, as the case may be, its Applicable Lending Office for its Eurodollar Rate Advances so as to eliminate the further incurrence of such increased cost. In furtherance of the foregoing, any such Lender demanding payment or giving notice as provided above agrees to use reasonable efforts to so change its Applicable Lending Office if, to do so, would not result in the incurrence by such Lender of additional costs or expenses which it deems material or, in the sole judgment of such Lender, be inadvisable for regulatory, competitive or internal management reasons.

        (h) Anything in this Section 11.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

        SECTION 11.08. Confidentiality. In connection with the negotiation and administration of this Agreement and the other Loan Documents, the Loan Parties have furnished and will from time to time furnish to the Agents and the Lenders (each, a "Recipient") written information which is identified to the Recipient when delivered as confidential (such information, other than any such information which (i) was publicly available, or otherwise known to the Recipient, at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to such Loan Party, being hereinafter referred to as "Confidential Information"). The Recipient will not knowingly disclose any such Confidential Information to any third party (other than to those persons who have a confidential relationship with the Recipient), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as such Loan Party may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient's ability to freely exchange such Confidential Information with prospective participants in or assignees of the Recipient's position herein, but the Recipient's ability to so exchange Confidential Information shall be conditioned upon any such prospective participant's entering into an agreement as to confidentiality similar to this Section 11.08. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (i) by a regulatory agency or otherwise in connection with an examination of the Recipient's records by appropriate authorities, (ii) pursuant to court order, subpoena or other legal process or (iii) otherwise, as required by law; in the event of any required disclosure under clause (ii) or (iii), above, the Recipient agrees to use reasonable efforts to inform the Borrower as promptly as practicable to the extent not prohibited by law.

        SECTION 11.09. Waiver of Jury Trial. THE BORROWER, THE AGENTS, THE CO-MANAGER, THE LC BANKS AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

        SECTION 11.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower, the Lenders, the LC Banks, the Co-Manager and the Agents each (i) irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of any Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and
(iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

        SECTION 11.11. Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

        SECTION 11.12. Existing Banks' Waiver, Acknowledgement and Release. The Existing Banks hereby waive compliance by the Borrower with the requirement contained in Section 5.03(b) of the Existing Agreement for the Borrower to provide, upon the termination in full of the "Commitments" under the Existing Agreement on the date hereof, cash collateral to secure LC Outstandings with respect to the NYSEG Letter of Credit. The Lenders acknowledge and agree that the NYSEG Letter of Credit shall constitute a Letter of Credit for all purposes under this Agreement. In addition, the Existing Banks hereby release their Lien on all of the Collateral (as defined in the Existing Agreement) and direct the Documentation Agent to return all such Collateral to the Borrower.

        SECTION 11.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

        SECTION 11.14. Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates pursuant hereto shall be considered to have been relied upon by the Agents and the Lenders and shall survive the making by the Lenders of the Extensions of Credit and the execution and delivery to the Lenders of the Notes evidencing the Extensions of Credit and shall continue in full force and effect so long as any Note or any amount due hereunder is outstanding and unpaid or any Commitment of any Lender has not been terminated.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                 CMS ENERGY CORPORATION



                                 By  /s/ A M Wright
                                   ----------------------------
                                     Senior Vice President and
                                        Chief Financial Officer


                                 CITIBANK, N.A.,
                                  as Co-Agent and Documentation
                                  Agent



                                 By /s/ Emily J. Eisenlohr, attorney-in-
                                                            fact
                                   ------------------------------------
                                            Vice President


                                 UNION BANK,
                                 as Co-Agent and Operational Agent



                                 By  /s/  John M. Edmonston
                                   ------------------------------------
                                            Vice President


                                 THE CHASE MANHATTAN BANK,
                                   N.A., as Co-Manager



                                 By  /s/ Richard W. Cortright, Jr.
                                   ------------------------------------
                                            Vice President

Commitment                               Bank
- ----------                               ----

$32,000,000                      CITIBANK, N.A.


                                 By   /s/ Emily J. Eisenlohr
                                   ------------------------------------
                                    Title:  Attorney-in-fact
                                            VP, Citicorp Securities

Commitment                               Bank
- ----------                               ----

$32,000,000                      UNION BANK


                                 By   /s/ John M. Edmonston
                                   ------------------------------------
                                    Title:  V.P.

Commitment                               Bank
- ----------                               ----

$32,000,000                      THE CHASE MANHATTAN BANK, N.A.


                                 By   /s/ Richard W. Cortright, Jr.
                                   ------------------------------------
                                    Title:  Vice President

Commitment                               Bank
- ----------                               ----

$31,000,000                      THE FIRST NATIONAL BANK OF CHICAGO


                                 By   /s/   Michael Murphy
                                   ------------------------------------
                                    Title:  Vice President

Commitment                               Bank
- ----------                               ----

$30,000,000                      BANK OF AMERICA NT&SA


                                 By   /s/
                                   ------------------------------------
                                    Title:  Vice President

Commitment                               Bank
- ----------                               ----

$30,000,000                      BANK OF SCOTLAND


                                 By   /s/
                                    -----------------------------------
                                    Title:  Vice President

Commitment                               Bank
- ----------                               ----

$30,000,000                      BARCLAYS BANK PLC


                                 By   /s/ John P. Burke
                                   ------------------------------------
                                    Title:  Associate Director

Commitment                               Bank
- ----------                               ----

$30,000,000                      MORGAN GUARANTY TRUST COMPANY OF NEW YORK


                                 By   /s/  Sheila J. O'Connell
                                    -----------------------------------
                                    Title:  Managing Director

Commitment                               Bank
- ----------                               ----

$30,000,000                      THE TORONTO-DOMINION BANK


                                 By   /s/  Debbie A. Greene
                                    -----------------------------------
                                    Title:  Mgr. Cr. Admin.

Commitment                               Bank
- ----------                               ----

$25,000,000                      MICHIGAN NATIONAL BANK


                                 By   /s/ Mark S. Aben
                                    -----------------------------------
                                    Title:  Vice President

Commitment                               Bank
- ----------                               ----

$23,000,000                      CONTINENTAL BANK


                                 By   /s/   Ronald E. McKaig
                                    -----------------------------------
                                    Title:  Vice President

Commitment                               Bank
- ----------                               ----

$15,000,000                      BHF-BANK


                                 By   /s/
                                    -----------------------------------
                                    Title:  Attorney / Senior Vice
                                                        President

Commitment                               Bank
- ----------                               ----

$15,000,000                      THE BANK OF NEW YORK


                                 By   /s/
                                    -----------------------------------
                                    Title:  Vice President

Commitment                               Bank
- ----------                               ----

$15,000,000                      THE FIRST NATIONAL BANK OF BOSTON


                                 By   /s/
                                    -----------------------------------
                                    Title:  Director

Commitment                               Bank
- ----------                               ----

$15,000,000                      CANADIAN IMPERIAL BANK OF COMMERCE, NEW
                                 YORK AGENCY


                                 By   /s/  Margaret McTigue
                                    -----------------------------------
                                    Title:  Authorized Signatory

Commitment                               Bank
- ----------                               ----

$15,000,000                      NATIONAL WESTMINSTER BANK PLC


                                 By   /s/ Karen N. Grafe
                                    -----------------------------------
                                    Title:  Vice President



                                 NATIONAL WESTMINSTER BANK PLC, NASSAU
                                 BRANCH


                                 By   /s/  Karen N. Grafe
                                    -----------------------------------
                                    Title: Vice President


$40,000,000      Total Commitments

                                                             EXHIBIT 3.01



                        FORM OF NOTICE OF BORROWING



Union Bank, as Operational
  Agent for the Lenders parties
  to the Credit Agreement
  referred to below

Attention:      Paula Maguire Reese
                Assistant Vice President

                                                          [Date]


Ladies and Gentlemen:

                The undersigned, CMS Energy Corporation, refers to the Credit Agreement, dated as of July 29, 1994 (as amended, modified or supplemented from time to time, the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Lenders named therein, the Co-Agents, the Documentation Agent and the Operational Agent, and hereby gives you notice, irrevocably, pursuant to Section 3.01 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 3.01(a) of the Credit Agreement:

                (i) The Business Day of the Proposed Borrowing is ___________, 19__.

                (ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

                (iii) The aggregate amount of the Proposed Borrowing is $___________.

                (*)[(iv) The initial Interest Period for each Advance made as part of the Proposed Borrowing is ____ months.]

                The undersigned hereby acknowledges that the delivery of this Notice of Borrowing shall constitute a representation and warranty by the Borrower that, on the date of the Proposed Borrowing, the statements contained in Sections 6.03(a) and 6.04(a) of the Credit Agreement are true.

                                 Very truly yours,

                                 CMS ENERGY CORPORATION



                                 By_________________________________
                                            Title:

___________________________
   (*) To be included for a Proposed Borrowing comprised of Eurodollar Rate Advances.

                                                          EXHIBIT 3.02


                       FORM OF NOTICE OF CONVERSION



Union Bank, as Operational
  Agent for the Lenders parties
  to the Credit Agreement
  referred to below

Attention:      [Paula Maguire Reese]
                Assistant Vice President


                                                                   [Date]


Ladies and Gentlemen:

                The undersigned, CMS Energy Corporation, refers to the Credit Agreement, dated as of July 29, 1994 (as amended, modified or supplemented from time to time, the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Lenders named therein, the Co-Agents, the Documentation Agent and the Operational Agent, and hereby gives you notice, irrevocably, pursuant to Section 3.02 of the Credit Agreement that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the "Proposed Conversion") as required by Section 3.02 of the Credit Agreement:

                (i) The Business Day of the Proposed Conversion is ___________________, _______.

                (ii) The Type of Advances comprising the Proposed Conversion is [Base Rate Advances] [Eurodollar Rate Advances].

                (iii) The aggregate amount of the Proposed Conversion is $_________________.

                (iv) The Type of Advances to which such Advances are proposed to be Converted is [Base Rate Advances] [Eurodollar Rate Advances].

                (v) The Interest Period for each Advance made as part of the Proposed Conversion is ____ month(s). (*)


                The undersigned hereby certifies that the Borrower's request for the Proposed Conversion is made in compliance with Sections 3.02, 3.03 and 3.04 of the Credit Agreement. The undersigned hereby acknowledges that the delivery of this Notice of Conversion shall constitute a representation and warranty by the Borrower that, on the date of the Proposed Conversion, [(i)] the statements contained in Section 6.03(a) of the Credit Agreement are true and [(ii) no Unmatured Default [(other than an Unmatured Default resulting from the failure of the Borrower to comply with the ratio set forth in Section 8.01(j) of the Credit Agreement)](**) has occurred and is continuing].(***)


                                 Very truly yours,

                                 CMS ENERGY CORPORATION


                                 By________________________________
                                            Title:
_____________________
  (*)   Delete for Base Rate Advances

 (**) Include only if an Unmatured Default has occurred and is continuing as the result of the failure of the Borrower to comply with the ratio set forth in Section 8.01(j) of the Credit Agreement. In such case, a Conversion into Eurodollar Rate Advances with an Interest Period not to exceed three months in duration is permitted pursuant to Section 3.04(a)(vi) of the Credit Agreement.

(***)   Delete if Conversion is into Base Rate Advances.

                                                             EXHIBIT 5.03


                     FORM OF CASH COLLATERAL AGREEMENT


        CASH COLLATERAL AGREEMENT, dated as of __________, 1994, made by CMS ENERGY CORPORATION, a Michigan corporation (the "Pledgor"), to Union Bank ("Union Bank"), as operational agent (the "Operational Agent") for the lenders (the "Lenders") parties to the Credit Agreement (as hereinafter defined).


                          PRELIMINARY STATEMENTS


        (1) Citibank, N.A. and Union Bank, as Co-Agents, and the Lenders have entered into a Credit Agreement, dated as of July 29, 1994 (said Agreement as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), with the Pledgor.

        (2) Pursuant to Section 5.03(b) of the Credit Agreement, any prepayments required by such subsection are to be applied to outstanding Base Rate Advances up to the full amount thereof before they are applied, first, to outstanding Eurodollar Rate Advances and, second, as cash collateral, pursuant to this Agreement, to secure LC Outstandings.

        (3)     The cash collateral referenced in preliminary statement
(2), above, shall be deposited by the Operational Agent in a special non-interest-bearing cash collateral account (the "Account") with the Operational Agent at its office at 445 South Figueroa Street, 15th Floor, Los Angeles, California 90071, Account No. 2200412004 (or at such other office of the Operational Agent as the Operational Agent may, from time to time, notify the Pledgor), in the name of the Pledgor but under the sole control and dominion of the Operational Agent and subject to the terms of this Agreement.

        NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor hereby agrees with the Operational Agent for its benefit and the ratable benefit of the Lenders as follows:

        SECTION 1. Pledge and Assignment. The Pledgor hereby pledges and assigns to the Operational Agent for its benefit and the ratable benefit of the Lenders, and grants to the Operational Agent for its benefit and the ratable benefit of the Lenders a security interest in, the following collateral (the "Collateral"):

                (i) the Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Account;

                (ii) all Investments (as hereinafter defined) from time to time, and all certificates and instruments, if any, from time to time representing or evidencing the Investments;

                (iii) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Operational Agent for or on behalf of the Pledgor in substitution for or in addition to any or all of the then existing Collateral;

                (iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Collateral; and

                (v)      all proceeds of any and all of the foregoing
        Collateral.

        SECTION 2. Security for Obligations. This Agreement secures the payment of all reimbursement obligations of the Borrower now or hereafter existing with respect to LC Outstandings, and all obligations of the Pledgor now or hereafter existing under this Agreement (all such obligations of the Borrower and the Pledgor being the "Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by the Borrower to the Operational Agent or the Lenders under the Credit Agreement and the Notes but for the fact that they are unenforceable or not allowable due to of the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

        SECTION 3. Delivery of Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be delivered to and held by or on behalf of the Operational Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Operational Agent. The Operational Agent shall have the right, at any time upon the occurrence and during the continuance of an Event of Default or an Unmatured Default, in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Operational Agent or any of its nominees any or all of the Collateral. In addition, the Operational Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

        SECTION 4. Maintaining the Account. So long as any Lender has any Commitment or any Note shall remain unpaid:

                (a) The Pledgor will maintain the Account with the Operational Agent.

                (b) It shall be a term and condition of the Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Account and except as otherwise provided by the provisions of Section 6 and Section 13, that no amount (including interest on the Account, if any) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Pledgor or any other Person (other than the Operational Agent and the Lenders) from the Account.

The Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

        SECTION 5. Investing of Amounts in the Account. If requested by the Pledgor, the Operational Agent will, subject to the provisions of
Section 6 and Section 13, from time to time (a) invest amounts on deposit in the Account in such Permitted Investments as the Pledgor may select and the Operational Agent may approve and (b) invest interest paid on the Permitted Investments referred to in clause (a), above, and reinvest other proceeds of any such Permitted Investments which may mature or be sold, in each case in such Permitted Investments as the Pledgor may select and the Operational Agent may approve (the Permitted Investments referred to in clauses (a) and (b), above, being collectively "Investments"). Interest and proceeds that are not invested or reinvested in Investments as provided above shall be deposited and held in the Account.

        SECTION 6. Release of Amounts. So long as no Event of Default or Unmatured Default shall have occurred and be continuing, the Operational Agent will pay and release to the Pledgor or at its order, upon the request of the Pledgor, (a) amounts of credit balance of the Account and of principal of any other Collateral when matured or sold to the extent that (i) the sum of the credit balance of the Account plus the aggregate outstanding principal amount of all other Collateral exceeds
(ii) the aggregate amount of LC Outstandings in respect of all Letters of Credit and all other amounts owing by the Pledgor hereunder, (b) all amounts in the Account if the Commitments exceed the aggregate amount of LC Outstandings in respect of all Letters of Credit and all other amounts owing by the Pledgor hereunder and (c) all interest and earnings on the Investments deposited and held in the Account.

        SECTION 7. Representations and Warranties. The Pledgor represents and warrants as follows:

        (a) The Pledgor is the legal and beneficial owner of the Collateral free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement.

        (b) The pledge and assignment of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Obligations.

        (c) No consent of any other Person and no authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the pledge and assignment by the Pledgor of the Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor, (ii) for the perfection or maintenance of the security interest created hereby (including the first priority nature of such security interest) or (iii) for the exercise by the Operational Agent of its rights and remedies hereunder.

        (d) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

        (e) The Pledgor has, independently and without reliance upon the Operational Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

        SECTION 8. Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Operational Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Operational Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

        SECTION 9. Transfers and Other Liens. The Pledgor agrees that it will not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or permit to exist any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Collateral, except for the security interest under this Agreement.

        SECTION 10. Operational Agent Appointed Attorney-in-Fact. The Pledgor hereby appoints the Operational Agent the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time upon the occurrence and during the continuance of an Event of Default or Unmatured Default or otherwise to the extent that the Operational Agent shall reasonably deem any action to be necessary in order to maintain its security interest in the Collateral, in the Operational Agent's discretion, to take any action and to execute any instrument which the Operational Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, indorse and collect all instruments made payable to the Pledgor representing any interest payment, dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

        SECTION 11. Operational Agent May Perform. If the Pledgor fails to perform any agreement contained herein, the Operational Agent may itself perform, or cause performance of, such agreement, and the expenses of the Operational Agent incurred in connection therewith shall be payable by the Pledgor under Section 14.

        SECTION 12. The Operational Agent's Duties. The powers conferred on the Operational Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Operational Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Operational Agent or any Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Operational Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Operational Agent accords its own property.

        SECTION 13. Remedies upon Default. If any Event of Default shall have occurred and be continuing:

                (a) The Operational Agent may, without notice to the Pledgor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account against the Obligations or any part thereof.

                (b) The Operational Agent may also exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time (the "Code") (whether or not the Code applies to the affected Collateral), and may also, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Operational Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Operational Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Operational Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Operational Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                (c) Any cash held by the Operational Agent as Collateral and all cash proceeds received by the Operational Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Operational Agent, be held by the Operational Agent as collateral for, and/or then or at any time thereafter be applied (after payment of any amounts payable to the Operational Agent pursuant to Section 14) in whole or in part by the Operational Agent for the ratable benefit of the Lenders against, all or any part of the Obligations in such order as the Operational Agent shall elect. Any surplus of such cash or cash proceeds held by the Operational Agent and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

        SECTION 14. Expenses. The Pledgor will upon demand pay to the Operational Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Operational Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Operational Agent or the Lenders hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

        SECTION 15. Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the Operational Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 16. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, if to the Pledgor, at its address at Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126, Attention: Rodger A. Kershner, Esq., with a copy to Doris F. Galvin, Vice President, 212 West Michigan Avenue, Jackson, Michigan 49201, and if to the Operational Agent, at its address specified in the Credit Agreement, or, as to either party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective five days after when deposited in the mails, or when delivered to the telegraph company, telecopied, confirmed by telex answerback or delivered to the cable company, respectively.

        SECTION 17. Continuing Security Interest; Assignments under Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the later of (x) the payment in full of the Obligations and all other amounts payable under this Agreement and (y) the expiration or termination of the Commitments, (ii) be binding upon the Pledgor, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Operational Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and any Note held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, to the provisions of Article X (concerning the Agents) and Section 11.07 of the Credit Agreement. Upon the later of the payment in full of the Obligations and all other amounts payable under this Agreement and the expiration or termination of the Commitments, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Operational Agent will, at the Pledgor's expense, return to the Pledgor such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

        SECTION 18. Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms defined in Article 9 of the Code are used herein as therein defined.

        IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                         CMS ENERGY CORPORATION



                                         By____________________________
                                             Title:


ACCEPTED AND AGREED:

UNION BANK, as Operational Agent




By_______________________________________________
                Vice President

                                                          EXHIBIT 6.02A



                          FORM OF PROMISSORY NOTE




U.S.$______________                      Dated:  ____________, 19___




                FOR VALUE RECEIVED, the undersigned, CMS ENERGY CORPORATION, a Michigan corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _______________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of all Advances (as defined below) made by the Lender to the Borrower pursuant to the Credit Agreement outstanding on the Termination Date (as defined in the Credit Agreement).

                The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

                Both principal and interest are payable in lawful money of the United States of America to Union Bank, as Operational Agent, at its offices at 445 South Figueroa Street, 15th Floor, Los Angeles, California 90071, in same day funds. Each Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of the principal amount thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note, provided that the failure to so record any Advance or any payment on account thereof shall not affect the payment obligations of the Borrower hereunder or under the Credit Agreement.

                This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of July 29, 1994 (as amended, modified or supplemented from time to time, the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Lender and certain other Lenders parties thereto, the Co-Agents, the Documentation Agent and the Operational Agent, and the Security Documents referred to therein and entered into pursuant thereto. The Credit Agreement, among other things, (i) provides for the making of advances (the "Advances") by the Lender to the Borrower from time to time in an aggregate amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.


                                 CMS ENERGY CORPORATION



                                 By__________________________________
                                    Senior Vice President and
                                       Chief Financial Officer

                    ADVANCES AND PAYMENTS OF PRINCIPAL

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            of           Paid or           Principal      Notation
Date      Advance        Prepaid            Balance       Made By
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                                                          EXHIBIT 6.02B




                       FORM OF ENTERPRISES GUARANTY



        GUARANTY, dated as of July ___, 1994, made by CMS ENTERPRISES COMPANY, a corporation organized and existing under the laws of the State of Michigan (the "Guarantor"), in favor of the Lenders (the "Lenders") parties to the Credit Agreement (as defined below) and Citibank, N.A. ("Citibank"), as documentation agent (the "Documentation Agent") for the Lenders.

                          PRELIMINARY STATEMENTS

        (1) Citibank and Union Bank, as Co-Agents, and the Lenders have entered into a Credit Agreement, dated as of July 29, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), with CMS Energy Corporation, a corporation organized and existing under the laws of the State of Michigan (the "Borrower"). The Guarantor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement.

        (2) It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty.

        NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, the Guarantor hereby agrees as follows:

        SECTION 1. Certain Defined Terms. As used in this Guaranty, the following terms shall have the following meanings (such meanings to be applicable to the singular and plural forms of the terms defined):

                "Consolidated Subsidiary" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Guarantor in accordance with generally accepted accounting principles.

                "Net Worth" means, as to the Guarantor, the excess of its total assets over its total liabilities, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6(f), excluding, however, from the determination of total assets
        (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt, and (iii) any items not included in clauses (i) or (ii), above, that are treated as intangibles in conformity with generally accepted accounting principles.

                "Restricted Subsidiary" means any Restricted Subsidiary that is a Subsidiary of Enterprises.

        SECTION 2. Guaranty. The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Credit Agreement and the Notes, whether for principal, interest, fees, expenses or otherwise (such obligations being the "Obligations"), and agrees to pay any and all expenses (including reasonable fees and expenses of counsel) incurred by the Agents or the Lenders in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts which constitute part of the Obligations and would be owed by the Borrower to the Co-Agents or the Lenders under the Credit Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

        Anything herein or in any other document, instrument or agreement executed and delivered in connection herewith to the contrary notwithstanding, the maximum liability of the Guarantor hereunder as at any date of determination thereof shall in no event exceed the Guarantor's Maximum Guaranteed Amount as determined at the earliest of such date, the date of the commencement of a case under Title 11 of the United States Code in which the Guarantor is a debtor and the date enforcement hereunder is sought. For the purpose of this paragraph, "Maximum Guaranteed Amount" shall mean the sum of (i) the aggregate amount of the Advances or other Extensions of Credit made pursuant to the Credit Agreement to the extent the proceeds thereof are used to make a Valuable Transfer to the Guarantor and (ii) ninety-five percent (95%) of the Adjusted Net Worth of the Guarantor. For the purpose of this paragraph, "Valuable Transfer" shall mean (i) all loans, advances or capital contributions made to the Guarantor with proceeds of Extensions of Credit, (ii) all debt securities or other obligations of the Guarantor acquired from the Guarantor or retired by the Guarantor with proceeds of Extensions of Credit, (iii) the fair market value of all property acquired with proceeds of Extensions of Credit and transferred, absolutely and not as collateral, to the Guarantor, (iv) all equity securities of the Guarantor acquired from the Guarantor with proceeds of Extensions of Credit and (v) the value of any quantifiable economic benefits not included in clauses (i) through (iv), above, but includable in accordance with applicable Federal and state laws governing determinations of the insolvency of debtors, accruing to the Guarantor as a result of Extensions of Credit. For purposes of this paragraph, "Adjusted Net Worth" shall mean the excess of (i) the amount of the "present fair saleable value" of the assets of the Guarantor as of the date of determination, over (ii) the amount of all "liabilities of such Guarantor, contingent or otherwise," as of the date of determination, as such quoted terms are determined in accordance with applicable Federal and state laws governing determinations of the insolvency of debtors. In determining the Adjusted Net Worth of the Guarantor for purposes of calculating the Maximum Guaranteed Amount for the Guarantor, the liabilities of the Guarantor to be used in such determination pursuant to clause (ii) of the preceding sentence shall in any event include any amounts guaranteed by the Guarantor pursuant to clause (i) of the definition of Maximum Guaranteed Amount.

         SECTION 3. Guaranty Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Co-Agents or the Lenders with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

                (i) any lack of validity or enforceability of the Credit Agreement, the Notes, any other Loan Document, or any other agreement or instrument relating thereto;

                (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, the Notes, or any other Loan Document, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

                (iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

                (iv) the existence of any claim, set-off, defense or other right which the Guarantor may have at any time against the Documentation Agent, a Co-Agent, any Lender or any other Person, whether in connection with this Guaranty, the transactions contemplated in any of the other Loan Documents, or any unrelated transaction;

                (v) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of the Borrower or any of its Subsidiaries;

                (vi) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries; or

                (vii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Documentation Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

        SECTION 4. Waiver. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Documentation Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

        SECTION 5. Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder, or any setoff or application of funds of the Guarantor by any Agent or Lender, the Guarantor hereby irrevocably waives any and all rights of subrogation to the rights of the Agents and the Lenders against the Borrower and any and all rights of reimbursement, assignment, indemnification or implied contract or any similar rights against the Borrower or against any endorser or other guarantor of all or any part of the Obligations. If, notwithstanding the foregoing, any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Documentation Agent and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Documentation Agent in the exact form received by the Guarantor (duly endorsed by the Guarantor to the Documentation Agent), to be applied against the Obligations, whether matured or unmatured, in such order as the Documentation Agent may determine.

        SECTION 6. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

        (a) The Guarantor, each Restricted Subsidiary and Nomeco is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary.

        (b) The Guarantor has all requisite power and authority to conduct its business, to own and lease (as lessee) its properties and to execute and deliver, and to perform all of its obligations under, this Guaranty.

        (c) The execution and delivery by the Guarantor of this Guaranty, and the performance by the Guarantor of its obligations hereunder (i) are within the Guarantor's corporate powers, (ii) have been duly authorized by all necessary corporate action and (iii) do not and will not (A) require any consent or approval of the stockholders of the Guarantor, (B) violate any provision of the charter or by-laws of the Guarantor or of law, (C) violate any legal restriction binding on or affecting the Guarantor, (D) result in a breach of, or constitute a default under, any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Guarantor is a party or by which it or its properties may be bound or affected, or (E) result in or require the creation of any Lien upon or with respect to any of its properties.

        (d) This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms; subject to the qualification, however, that the enforcement of the rights and remedies herein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

        (e) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Guarantor of this Guaranty.

        (f) (i) The consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as at December 31, 1993, and the related consolidated statements of income and retained earnings of the Guarantor and its Consolidated Subsidiaries for the fiscal year then ended, together with the report thereon of Arthur Andersen & Co., and the unaudited consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as at March 31, 1994 and the related unaudited consolidated statements of income and retained earnings for the three-month period then ended, copies of each of which have been furnished to each Lender, fairly present (subject, in the case of such balance sheets and statements of income for the three months ended March 31, 1994, to year-end adjustments) the financial condition of the Guarantor and its Consolidated Subsidiaries as at such dates and the results of operations of the Guarantor and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. (ii) Since March 31, 1994, except as disclosed in the Borrower's Report on Form 10-Q for the period ended March 31, 1994, there has been no material adverse change in the business, financial condition or results of operations of the Guarantor and its Subsidiaries, considered as a whole, or in the Guarantor's ability to perform its obligations under this Guaranty. (iii) The Guarantor has no material liabilities or obligations except as reflected in the foregoing financial statements and in Schedule II to the Credit Agreement, as evidenced by this Guaranty and as may be incurred, in accordance with the terms of this Agreement, in the ordinary course of business (as presently conducted) following the date of this Agreement.

        (g) Except as disclosed in the Borrower's Report on Form 10-Q for the period ended March 31, 1994, there are no pending or threatened actions, suits or proceedings against or, to the knowledge of the Guarantor, affecting the Guarantor or any of its Subsidiaries or the properties of the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator, that would, if adversely determined, reasonably be expected to materially adversely affect the financial condition, properties or operations of the Guarantor and its Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of this Guaranty.

        (h) No Plan Termination Event has occurred nor is reasonably expected to occur with respect to any Plan of the Guarantor or any ERISA Affiliate of the Guarantor which would result in a material liability to the Guarantor, except as disclosed to and consented by the Majority Lenders in writing from time to time. Since the date of the most recent Schedule B (Actuarial Information) to the annual report of the Guarantor (Form 5500 Series), if any, there has been no material adverse change in the funding status of the Plans referred therein and no "prohibited transaction" has occurred with respect thereto which is reasonably expected to result in a material liability to the Guarantor. Neither the Guarantor nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan, except as disclosed to and consented by the Majority Lenders in writing from time to time.

        (i) No fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (except for any such circumstance, if any, which is covered by insurance which coverage has been confirmed and not disputed by the relevant insurer) affecting the properties, business or operations of the Guarantor, any Restricted Subsidiary or Nomeco has occurred that could reasonably be expect to have a material adverse effect on the business, financial condition or results of operations of the Guarantor and its Subsidiaries, considered as a whole.

        (j) The Guarantor and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Guarantor or any of its Subsidiaries is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves for payment thereof in accordance with generally accepted accounting principles.

        (k) One hundred percent of the equity securities of the Guarantor is owned directly or indirectly by the Borrower.

        (l) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

        (m) The Guarantor has, independently and without reliance upon the Agents or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

        (n) The Guarantor is, and upon the consummation of the transactions contemplated under the Credit Agreement and this Guaranty will be, solvent, and has, and upon the consummation of such transactions will have, assets having a fair value in excess of the amount required to pay its probable liabilities on its existing Debt as they become absolute and matured, and does not have, and will not have, upon the consummation of such transactions, an unreasonably small capital for the conduct of its business as it is now being conducted.

Notwithstanding the foregoing, it is understood and agreed that, as to Nomeco, the foregoing representations and warranties shall only be made and apply to the extent that Nomeco is a Subsidiary of Enterprises.

        SECTION 7. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid or any Lender shall have any Commitment, the Guarantor will, unless the Majority Lenders shall otherwise consent in writing:

        (a) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property except, in the case of taxes, to the extent the Guarantor or any Subsidiary, as the case may be, is contesting the same in good faith and has set aside adequate reserves for the payment thereof in accordance with generally accepted accounting principles.

        (b) Maintenance of Insurance. Maintain, and cause each Restricted Subsidiary and Nomeco to maintain, insurance covering the Guarantor, each Restricted Subsidiary, Nomeco and their respective properties in effect at all times in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general geographical area in which the Guarantor, each Restricted Subsidiary and Nomeco operates, either with reputable insurance companies or, in whole or in part, by established reserves of one or more insurance funds, either alone or with other corporations or associations.

        (c) Preservation of Existence, Etc. Except as otherwise permitted by Sections 8(g) and 8(h), preserve and maintain, and cause each Restricted Subsidiary and Nomeco to preserve and maintain, its corporate existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business.

        (d) Compliance with Laws, Etc. Comply, and cause each Restricted Subsidiary and Nomeco to comply, in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including without limitation any such laws, rules, regulations and orders relating to zoning, environmental protection, use and disposal of Hazardous Substances, land use, construction and building restrictions, and employee safety and health matters relating to business operations.

        (e) Inspection Rights. Subject to the requirements of laws or regulations applicable to the Guarantor or its Subsidiaries, as the case may be, and in effect at the time, at any time and from time to time upon reasonable notice, permit (i) the Co-Agents and their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Guarantor or any of its Subsidiaries and (ii) the Co-Agents, each of the Lenders, and their respective agents and representatives to discuss the affairs, finances and accounts of the Guarantor and its Subsidiaries with the Guarantor and its Subsidiaries and their respective officers, directors and accountants, in each case, to the extent any out-of-pocket expenses are incurred in connection therewith at such time as no Event of Default or Unmatured Default shall have occurred and be continuing, at the expense of the Co-Agents, each of the Lenders, and their respective agents and representatives, as the case may be.

        (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Guarantor and its Subsidiaries and the assets and business of the Guarantor and its Subsidiaries, in accordance with generally accepted accounting principles consistently applied.

        (g) Maintenance of Properties, Etc. (i) Maintain, and cause each Restricted Subsidiary and Nomeco to maintain, in substantial conformity with all laws and material contractual obligations, good and marketable title to all of its properties which are used or useful in the conduct of its business; provided, however, that the foregoing shall not restrict the sale of any asset of the Guarantor to the extent not prohibited by Section 8(h), and (ii) preserve, maintain, develop, and operate, and cause each of its Subsidiaries to preserve, maintain, develop and operate, in substantial conformity with all laws and material contractual obligations, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

        (h) Maintenance of Net Worth. Maintain a Net Worth of not less than $10 million.

        (i) Reporting Requirements. Furnish to each Lender, the following:

                (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such quarter and consolidated statements of income and retained earnings and of cash flows of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Guarantor as having been prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6(f), together with a schedule (substantially in the form of Exhibit A hereto appropriately completed) of the computations used by the Guarantor in determining compliance with the covenant contained in Section 7(h);

                (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor and its Subsidiaries, a consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and retained earnings and of cash flows of the Guarantor and its Subsidiaries for such fiscal year, accompanied by a report thereon of Arthur Andersen & Co. or another nationally-recognized independent public accounting firm, together with a schedule in form satisfactory to the Majority Lenders of the computations used by such accounting firm in determining, as of the end such fiscal year, compliance with the covenant contained in Section 7(h);

                (iii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Guarantor, a balance sheet of the Guarantor as of the end of such quarter and statements of income and retained earnings and of cash flows of the Guarantor for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Guarantor as having been prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6(f);

                (iv) as soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor, a balance sheet of the Guarantor as of the end of such fiscal year and statements of income and retained earnings and of cash flows of the Guarantor for such fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Guarantor as having been prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6(f);

                (v) as soon as possible and in any event (a) within 30 days after the Guarantor knows or has reason to know that any Plan Termination Event described in clause (i) of the definition of Plan Termination Event with respect to any Plan of the Guarantor or any of its ERISA Affiliates has occurred and could reasonably be expected to result in a material liability to the Guarantor and (b) within 10 days after the Guarantor knows or has reason to know that any other Plan Termination Event with respect to any Plan of the Guarantor or any of its ERISA Affiliates has occurred and could reasonably be expected to result in a material liability to the Guarantor, a statement of the chief financial officer or chief accounting officer of the Guarantor describing such Plan Termination Event and the action, if any, which the Guarantor proposes to take with respect thereto;

                (vi) promptly after receipt thereof by the Guarantor or any of its ERISA Affiliates from the PBGC copies of each notice received by the Guarantor or any such ERISA Affiliate of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

                (vii) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan (if any) to which the Guarantor is a contributing employer;

                (viii) promptly after receipt thereof by the Guarantor or any of its ERISA Affiliates from a Multiemployer Plan sponsor, a copy of each notice received by the Guarantor or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $250,000 pursuant to Section 4202 of ERISA in respect of which the Guarantor is reasonably expected to be liable;

                (ix) promptly after the Guarantor becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events of the type described in Section 6(g);

                (x) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Guarantor sends to its public security holders (if any), copies of all regular, periodic and special reports which the Guarantor files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange, pursuant to the Exchange Act, and copies of all final prospectuses with respect to any securities issued or to be issued by the Guarantor or any of its Subsidiaries;

                (xi) as soon as possible, and in any event within five days after the occurrence of any material default under any material agreement to which the Guarantor or any of its Subsidiaries is a party, which default would materially adversely affect the financial condition, business, results of operations or property of the Guarantor and its Subsidiaries, considered as a whole, any of which is continuing on the date of such certificate, a certificate of the chief financial officer of the Guarantor setting forth the details of such material default and the action which the Guarantor or any such Subsidiary proposes to take with respect thereto; and

                (xii) promptly after requested, such other information respecting the business, properties, condition or operations, financial or otherwise, of the Guarantor and its Subsidiaries as any Co-Agent or the Majority Lenders may from time to time reasonably request in writing.

Notwithstanding the foregoing, it is understood and agreed that, as to Nomeco, the covenants contained in this Section 7 shall only apply to the extent that Nomeco is a Subsidiary of Enterprises.

        SECTION 8. Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid or any Lender shall have any Commitment, the Guarantor will not, without the prior written consent of the Majority Lenders:

        (a) Liens, Etc. Create, incur, assume or suffer to exist any lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any kind, or any other type of arrangement intended or having the effect of conferring upon a creditor a preferential interest upon or with respect to any of its properties of any character (including, without limitation, capital stock of any of its directly-owned Subsidiaries and accounts) (any of the foregoing being referred to herein as a "Lien"), or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement which names the Guarantor as debtor, sign any security agreement authorizing any secured party thereunder to file such financing statement, or assign accounts, excluding, however, from the operation of the foregoing restrictions the Liens created under the Loan Documents and the following:

                (i) Liens for taxes, assessments or governmental charges or levies to the extent not past due;

                (ii) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue or which have been fully bonded and are being contested in good faith;

                (iii) pledges or deposits to secure obligations under workmen's compensation laws or similar legislation or to secure public or statutory obligations of the Guarantor; and

                (iv) purchase money Liens or purchase money security interests upon or in property acquired or held by the Guarantor in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens or security interests, or Liens or security interests existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien or security interest shall extend to or cover any property other than the property being acquired and no such extension, renewal or replacement shall extend to or cover property not theretofore subject to the Lien or security interest being extended, renewed or replaced, and provided, further, that the aggregate principal amount of Debt at any one time outstanding secured by Liens permitted by this clause (iv) shall not exceed $10,000,000.

        (b) Debt. Create, incur, assume or suffer to exist any Debt other than:

                (i)      Debt hereunder;

                (ii) Guaranty Obligations (A) arising by reason of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Guarantor's business, and (B) in the form of indemnities in respect of unfiled mechanics' liens and Liens permitted under Section 8(a)(ii); and

                (iii) other Debt of the Guarantor set forth in Schedule II to the Credit Agreement.

        (c) Lease Obligations. Create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease (other than leases which constitute Debt) having an original term of one year or more which would cause the aggregate direct or contingent liabilities of the Guarantor in respect of all such obligations payable in any period of 12 consecutive calendar months to exceed at any time $1,500,000.

        (d) Restricted Payments. Upon the occurrence and during the continuance of an Unmatured Default or an Event of Default, declare or pay any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any share of any class of capital stock of the Guarantor (other than (1) stock splits and dividends payable solely in nonconvertible equity securities of the Guarantor and
(2) except as otherwise provided below, distributions made to the Borrower), or purchase, redeem, retire, or otherwise acquire for value any shares of any class of capital stock of the Guarantor or any warrants, rights, or options to acquire any such shares, now or hereafter outstanding, or make any distribution of assets to any of its shareholders (other than distributions to the Borrower); provided, however, that upon the occurrence and during the continuance of an Unmatured Default that results from the failure of the Borrower to comply with the ratio set forth in Section 8.01(j) of the Credit Agreement, the Guarantor may declare and pay to the Borrower any cash dividends if and to the extent that the Borrower applies such cash dividends to cure such Unmatured Default pursuant to the first proviso to said Section 8.01(j).

        (e) Compliance with ERISA. (i) Permit to exist any accumulated funding deficiency (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) (ii) terminate, or permit any of its ERISA Affiliates to terminate, any Plan so as to result in any material (in the opinion of the Majority Lenders) liability of the Guarantor to the PBGC, or (iii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of such a termination by the PBGC of any Plan and such a material liability to the Guarantor.

        (f) Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction with any of its Affiliates unless such transaction is on terms no less favorable to the Guarantor or such Subsidiary than if the transaction had been negotiated in good faith on an arm's length basis with a non-Affiliate.

        (g) Mergers, Etc. Merge with or into or consolidate with or into any other Person, except as permitted under Section 8.02(h) of the Credit Agreement.

        (h) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of all or any substantial part of its assets, except
(i) to give effect to a transaction permitted by subsection (g), above,
(ii) to another Restricted Subsidiary, and (iii) Enterprises may sell, transfer or otherwise dispose of all or any portion of the common stock or assets of Nomeco to any Person or Persons (provided that, in connection with any such sale, transfer or other disposition, Enterprises shall have received fair consideration, as determined by its Board of Directors), in each case subject to compliance with Section 7(h) hereof and Section 8.02(b)(ii) of the Credit Agreement immediately after giving effect to such transaction.

        SECTION 9. Amendments, Etc. No amendment or waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Documentation Agent and the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, (a) limit the liability of the Guarantor hereunder, (b) postpone any date fixed for payment hereunder, or
(c) change the number of Lenders required to take any action hereunder.

        SECTION 10. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, if to the Guarantor, at its address at Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126, Attention: Denise M. Sturdy, Esq., Assistant General Counsel, with a copy to Doris F. Galvin, Vice President and Treasurer, 212 West Michigan Avenue, Jackson, Michigan 49201, and if to the Documentation Agent or any Lender, at its address specified in the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective five days after when deposited in the mails, or when delivered to the telegraph company, telecopied, confirmed by telex answerback or delivered to the cable company, respectively.

        SECTION 11. No Waiver; Remedies. No failure on the part of the Documentation Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 12. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 9.02 of the Credit Agreement to authorize the Co-Agents to declare the Notes due and payable pursuant to the provisions of said Section 9.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty, whether or not such Lender shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Each Lender agrees to notify promptly the Guarantor after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 12 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

        SECTION 13. Continuing Guaranty; Assignments under Credit Agreement. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the later of (x) the payment in full of the Obligations and all other amounts payable under this Guaranty and (y) the expiration or termination of the Commitments, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Documentation Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and any Note held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, to the provisions of Article X (concerning the Agents) and Section 11.07 of the Credit Agreement.

        SECTION 14.  Waiver of Jury Trial.  THE GUARANTOR HEREBY
IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

        SECTION 15. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The Guarantor (i) irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of this Guaranty or any Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

        IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                 CMS ENTERPRISES COMPANY




                                 By__________________________________
                                    Title:

                                                     EXHIBIT A


                        Form of Compliance Schedule

                                                          EXHIBIT 6.02C



              FORM OF OPINION OF COUNSEL FOR THE LOAN PARTIES




                                 [Date of Initial Extension of Credit]



To each of the Lenders parties
  to the Credit Agreement referred
  to below, and to Citibank, N.A.
  and Union Bank, as Agents under
  the Credit Agreement


                          CMS Energy Corporation


Ladies and Gentlemen:

                This letter is furnished to you pursuant to Section 6.02(vii)(A) of the Credit Agreement, dated as of July 29, 1994 (the "Credit Agreement"), among CMS Energy Corporation (the "Borrower"), the Banks parties thereto and the other Lenders from time to time parties thereto, Citibank, N.A. and Union Bank, as Co-Agents, Citibank, N.A., as Documentation Agent, and Union Bank, as Operational Agent. Capitalized terms not defined herein have the meanings ascribed thereto in the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement). Certain other terms, as noted herein, are used as defined in the Uniform Commercial Code as presently in effect in the State of New York (the "UCC").

                We have acted as counsel for the Borrower and the Guarantor in connection with the preparation, execution and delivery of, and the initial Extension of Credit made under, the Credit Agreement and the other Loan Documents.

                In that capacity, we have examined:

                (a)      The Credit Agreement;

                (b)      The Notes;

                (c)      The Guaranty;

                (d)      The Cash Collateral Agreement

                (e) The Articles of Incorporation of the Borrower and all amendments thereto (the "Borrower Charter");

                (f) The by-laws of the Borrower and all amendments thereto (the "Borrower By-laws");

                (g) The Articles of Incorporation of Enterprises and all amendments thereto (the "Enterprises
                         Charter"); and

                (h) The by-laws of Enterprises and all amendments thereto (the "Enterprises By-laws").

                In addition, we have examined the originals, or copies certified to our satisfaction, of such other corporate records of the Borrower and of Enterprises, certificates of public officials and of officers of the Borrower and of Enterprises, and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon the representations of the Borrower and Enterprises in the Loan Documents, and upon certificates of the Borrower and Enterprises or their respective officers or of public officials.

                We have assumed (i) the due execution and delivery, pursuant to due authorization, of each document referred to in clauses (a) through (f) above by all parties to such document (other than the Loan Parties), (ii) the authenticity of all such documents submitted to us as originals, (iii) the genuineness of all signatures (other than those of the Loan Parties), and (iv) the conformity to the originals of all such documents submitted to us as copies.

                Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

                1. Each of the Borrower and Enterprises is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

                2. The execution, delivery and performance by the Borrower of the Credit Agreement, the Notes and the other Loan Documents to which it is, or is to be, a party are within the corporate power and authority of the Borrower, have been duly authorized by all necessary corporate action, and do not contravene (a) the Borrower Charter or the Borrower By-laws,
        (b) any provision of applicable law or (c) any legal or contractual restriction of which we have knowledge, after due inquiry, binding on the Borrower or its properties; and such execution, delivery and performance do not result in or require the creation or imposition of any mortgage, deed of trust, pledge, or Lien upon or with respect to any of its properties (other than under the Security Documents). The Credit Agreement, the Notes and the Cash Collateral Agreement have been duly executed and delivered on behalf of the Borrower.

                3. The execution, delivery and performance by Enterprises of the Guaranty are within the corporate power and authority of Enterprises, have been duly authorized by all necessary corporate action, and do not contravene (a) the Enterprises Charter or the Enterprises By-laws, (b) any provision of applicable law or (c) any legal or contractual restriction of which we have knowledge, after due inquiry, binding on Enterprises or its properties; and such execution, delivery and performance do not result in or require the creation or imposition of any mortgage, deed of trust, pledge, or Lien upon or with respect to any of its properties. The Guaranty has been duly executed and delivered on behalf of Enterprises.

                4. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (a) the valid execution, delivery and performance by (i) the Borrower of the Credit Agreement and the other Loan Documents to which it is, or is to be, a party, or
        (ii) Enterprises of the Guaranty or (b) the creation of any Lien purported to be granted or created pursuant to any Security Document, except for such authorizations, approvals and filings as have been duly obtained or made and which are in full force and effect on the date hereof and not subject to appeal.

                5. The Credit Agreement, the Notes and the Cash Collateral Agreement constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

                6. The Guaranty constitutes the legal, valid and binding obligation of Enterprises, enforceable against Enterprises in accordance with its terms.

                7. Except as disclosed in the Borrower's Quarterly Report on Form 10-Q for the period ended March 31, 1994, we are not aware, after due inquiry, of any pending or threatened action or proceeding against the Borrower or its properties before any court, governmental agency or arbitrator, that could, if adversely determined, reasonably be expected to materially adversely affect the financial condition, properties, business or operations of the Borrower, the legality, validity or enforceability of the Credit Agreement or any other Loan Document to which the Borrower is, or is to be, a party, or the validity, enforceability, perfection or priority of any Lien purported to be granted by or under any Security Document to which the Borrower is, or is to be, a party.

                8. Except as disclosed in the Borrower's Quarterly Report on Form 10-Q for the period ended March 31, 1994, we are not aware, after due inquiry, of any pending or threatened action or proceeding against Enterprises or its properties before any court, governmental agency or arbitrator, that could, if adversely determined, reasonably be expected to materially adversely affect the financial condition, properties, business or operations of Enterprises, the legality, validity or enforceability of the Guaranty.

                9. The Cash Collateral Agreement, after delivery thereof pursuant to Article VI of the Credit Agreement and upon the deposit of cash with the Operational Agent pursuant thereto, will create a valid security interest in the Collateral (as defined therein, but excluding the Account (as defined therein) and other types of deposit accounts that are not subject to
        Article 9 of the UCC) securing payment of the Obligations (as defined therein).

                Due inquiry with respect to the foregoing opinions consisted of interviewing certain officers of the Borrower and Enterprises and reviewing such records and documents of the Borrower and Enterprises as we deemed appropriate to render such opinions.

                The opinions set forth in paragraphs 5, 6 and 9, above, are subject to the following qualifications:

                (a) In connection with the opinions expressed in paragraphs 5, 6 and 9, the enforceability of the security interests described therein, the enforceability of the Borrower's obligations under the Credit Agreement, the Notes and the other Loan Documents to which it is, or is to be, a party, and the enforceability of Enterprises' obligations under the Guaranty are, or, in the case of any Loan Document executed and delivered by the Borrower after the date hereof, will be, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally. We further note that certain of the rights and remedies set forth in the Security Documents are or may be unenforceable under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of such Security Documents, and such Security Documents contain adequate provisions, if properly invoked, for the enforcement under New York law of the security interests granted therein.

                (b) In connection with the opinions expressed in paragraphs 5, 6 and 9, the enforceability of the security interests described therein, the enforceability of the Borrower's obligations under the Credit Agreement, the Notes and the other Loan Documents to which it is, or is to be, a party, and the enforceability of Enterprises' obligations under the Guaranty, are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Such principles of equity are of general application and, in applying such principles, a court, among other things, might not allow a contracting party to exercise remedies in respect of a default deemed immaterial, or might decline to order an obligor to perform covenants. Such principles would include an expectation that parties act with reasonableness and in good faith, and might be applied, for example, to provisions which purport to grant a party with the authority to exercise sole discretion or make conclusive determinations.

                (c) We note further that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties in the circumstances in question is determined to have constituted negligence.

                (d) In connection with the opinions expressed in paragraph 9, above, and as to cash proceeds of "Collateral", we point out that in the case of proceeds, continuation of the perfection of the security interest therein of the Operational Agent is limited to the extent set forth in Section 9-306 of the UCC.

                (e) With respect to the opinions set forth in paragraph 9, above, we have assumed that the pledgor has not granted or permitted, nor does there otherwise exist, any execution or attachment on any of the Collateral or any other Lien therein or thereon which does not require steps for perfection under the UCC of any jurisdiction to be enforceable against third parties.

                (f)  We express no opinion herein as to:

                         (i) any Loan Party's rights in or title to any Collateral, or the authenticity or enforceability thereof;

                         (ii)  the priority of the security interest
                created or purported to be created by the Cash Collateral Agreement in any of the Collateral as against any claim or lien in favor of the United States of America or any agency or instrumentality thereof, including, without limitation, any Federal tax lien created under the Internal Revenue Code of 1986 or lien created under Title IV of ERISA;

                         (iii) the effect of the law of any jurisdiction (other than the State of New York), wherein any Lender may be located which limits rates of interest that may be charged or collected by such Lender;

                         (iv)  the priority of any security interests;

                         (v) the priority of security interests in any Collateral relative to any claim (including for taxes) in favor of any state or of its respective agencies, authorities, municipalities or political subdivisions, which claim (or any lien therefore) is given priority under any law of any state; or

                         (vi) the priority of security interests in any Collateral as against any lien creditor (as such term is defined in Article 9 of the UCC), to the extent that the security interests therein purport to secure any advances or other extensions of credit other than Advances made pursuant to existing Commitments under the Credit Agreement.

                Our opinions expressed herein are limited to the laws of the States of New York and Michigan and the Federal laws of the United States of America. As to matters of Michigan law involved in the opinions expressed herein, we have consulted with Rodger A. Kershner, Esq., Assistant General Counsel to the Borrower and Vice President and General Counsel to Enterprises, who is licensed to practice law in the State of Michigan. Mr. Kershner has confirmed to us that, insofar as matters of Michigan law are involved in the opinions expressed herein, such opinions are, in his opinion, correct. We believe that you and we are justified in relying on Mr. Kershner's opinion for such purposes.

                Except as otherwise specified herein, this opinion is being delivered solely for the benefit of the parties to whom it is addressed. Accordingly, it may not be quoted, filed with any governmental authority or otherwise circulated or utilized for any other purpose without our prior written consent.

                                 Very truly yours,

                                                          EXHIBIT 6.02D


                 FORM OF OPINION OF COUNSEL TO THE AGENTS


                                 [Date of Initial Extension of Credit]



To the Banks listed on Schedule A
  hereto, and to Citibank, N.A. and
  Union Bank, as Agents


                          CMS Energy Corporation

Ladies and Gentlemen:

        We have acted as special New York counsel to Citibank, N.A. and Union Bank, individually and as Agents, in connection with the execution and delivery of, and the making of the initial Extension of Credit on this date under, the Credit Agreement, dated as of July 29, 1994 (the "Credit Agreement"), among CMS Energy Corporation, the Banks parties thereto and the other Lenders from time to time parties thereto, Citibank, N.A. and Union Bank, as Co-Agents, Citibank, N.A., as Documentation Agent, and Union Bank, as Operational Agent. Terms defined in the Credit Agreement are used herein as therein defined.

        In this connection, we have examined an executed counterpart of the Credit Agreement, together with the other Loan Documents and other documents listed on Schedule B hereto.

        In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents and the conformity to the originals of all such documents submitted to us as copies. We have further assumed that you have evaluated, and are satisfied with, the creditworthiness of the Borrower and the Guarantor and the business and financial terms evidenced by the Loan Documents. We have relied, as to factual matters, on the documents we have examined.

        Our opinions expressed below are limited to the law of the State of New York and the Federal law of the United States, and we do not express any opinions concerning any other law.

        Based upon and subject to the foregoing and upon such investigation as we have deemed necessary, and while we have not independently considered the matters covered by the opinions listed on Schedule B hereto to the extent necessary to enable us to express the conclusions stated therein, we are of the opinion that (a) the Credit Agreement, the Notes and the Guaranty are in substantially acceptable legal form, and (b) the other Loan Documents and the opinions and other documents listed on Schedule B hereto are substantially responsive to the requirements of the corresponding subsections of Sections 6.01 and 6.02 of the Credit Agreement pursuant to which the same have been delivered.

                                                  Very truly yours,







GT:MEO:sjg

                                Schedule A


                               List of Banks
                               -------------

                                Schedule B


                        List of Documents Examined
                        --------------------------

                                                          EXHIBIT 6.02E



                FORM OF OPINION OF SPECIAL MICHIGAN COUNSEL
                           FOR THE LOAN PARTIES




                                 [Date of Initial Extension of Credit]



To each of the Lenders parties
  to the Credit Agreement referred
  to below, and to Citibank, N.A.
  and Union Bank, as Agents under
  the Credit Agreement


                          CMS Energy Corporation


Ladies and Gentlemen:

                This letter is furnished to you pursuant to Section 6.02(vii)(C) of the Credit Agreement, dated as of July 29, 1994 (the "Credit Agreement"), among CMS Energy Corporation (the "Borrower"), the Banks parties thereto and the other Lenders from time to time parties thereto, Citibank, N.A. and Union Bank, as Co-Agents, Citibank, N.A., as Documentation Agent, and Union Bank, as Operational Agent. Capitalized terms not defined herein have the meanings ascribed thereto in the Credit Agreement and the Security Documents (as defined in the Credit Agreement).

                We have acted as special Michigan counsel for the Loan Parties in connection with the preparation, execution and delivery of, and the initial Extension of Credit made under, the Credit Agreement and the other Loan Documents.

                In that capacity, we have examined:

                (a)      The Credit Agreement;

                (b)      The Notes;

                (c)      The Cash Collateral Agreement; and

                (d)      The Guaranty.

                In addition, we have examined the originals, or copies certified to our satisfaction, of such other corporate records of the Borrower and Enterprises, certificates of public officials and of officers of the Borrower and Enterprises, and agreements, instruments and other documents as we have deemed necessary as a basis for the opinions expressed below. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon the representations of the Borrower and Enterprises in the Loan Documents, and upon certificates of the Borrower and Enterprises or their respective officers or of public officials.

                We have assumed (i) the due execution and delivery, pursuant to due authorization, of each document referred to in clauses (a) through (d) above by all parties to such document, (ii) the authenticity of all such documents submitted to us as originals, (iii) the genuineness of all signatures and (iv) the conformity to the originals of all such documents submitted to us as copies. In addition, it is our understanding that the Credit Agreement, the Notes and the other Loan Documents will be delivered in the State of New York and payments pursuant to the Notes will be made in a state other than the State of Michigan.

                Our opinions expressed herein are limited to the laws of the State of Michigan.

                Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

                1. In any action or proceeding arising out of or relating to the Credit Agreement, the Notes or any other Loan Document to which the Borrower or Enterprises is, or is to be, a party in any Michigan state court or any Federal court sitting in the State of Michigan, such court would recognize and give effect to the provisions of the Credit Agreement, the Notes or such other Loan Document, as the case may be, wherein the parties thereto agree that the Credit Agreement, the Notes or such other Loan Document, as the case may be, shall be governed by, and construed in accordance with, the laws of the State of New York, except in the case of those provisions set forth in the Credit Agreement, the Notes and the other Loan Documents the enforcement of which would contravene a fundamental policy of the State of Michigan.
        In the course of our review of the Credit Agreement, the Notes and the other Loan Documents, nothing has come to our attention to indicate that any of such provisions would do so.

                2. No authorization or approval or other action by, and no notice to or filing with, any Michigan governmental authority or regulatory body (including, without limitation, the Michigan Public Service Commission) is required for (a) the valid execution, delivery and performance by (i) the Borrower of the Credit Agreement and the other Loan Documents to which it is, or is to be, a party, or (ii) Enterprises of the Guaranty, or (b) the creation of any Lien purported to be granted or created pursuant to any Security Document.

                                 Very truly yours,

                                                          EXHIBIT 8.03

                       COMPUTATIONS USED BY BORROWER
                 IN DETERMINING COMPLIANCE WITH COVENANTS
          CONTAINED IN SECTIONS 8.01(i), 8.01(j) and 8.02(b)(ii)


                                                                  TOTAL

                                                               ($ millions)
  I. SECTION 8.01(i)
            (i)     Consolidated Debt

                    Long-Term Debt (Includes current maturities)  $______
                    Capital Lease Obligations                     $______
                    Notes Payable                                 $______
                                                                _________
                         Total Consolidated Debt                  $______
                                                                =========
           (ii)     Consolidated Capital

                    Consolidated Debt                             $______
                    Common Stockholders' Equity                   $______
                    Preferred Stockholders' Equity                $______
                                                                _________
                         Total Consolidated Capital               $______
                                                                =========
          (iii)     Consolidated Leverage Ratio (i/ii)             ______
                                                                =========
                    Maximum Ratio - Section 8.01(i)                ______
                                                                =========

 II. SECTION 8.01(j)
          Dividends from subsidiaries                        (A)  $______
          Interest expense                                        $______
          Dividend/Interest - Actual                                 ____
          Dividend/Interest - Minimum                                ____

III. SECTION 8.02(b)(ii)
          Maximum Unsecured Indebtedness:
               Greater of 4.5 times Dividends from
                subsidiaries (A) or $850 Million                  $______
               Unsecured Indebtedness - Actual    Credit Agreement:$______
                                                  GTN's:          $______
                                                  DCN's:          $______
                                                                _________
                                                  Total:          $______
                                                                _________
          Available Additional Indebtedness                       $______
                                                                =========

                                                          EXHIBIT 11.07



                         FORM OF LENDER ASSIGNMENT



                                                  Dated ________, 19__



                Reference is made to the Credit Agreement, dated as of July 29, 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Lenders, the Co-Agents, the Documentation Agent and the Operational Agent. Pursuant to the Credit Agreement, ________________ (the "Assignor") has committed to make advances ("Advances") to the Borrower, which Advances are evidenced by a promissory note (the "Note") issued by the Borrower to the Assignor.

                The Assignor and _____________ (the "Assignee") agree as follows:

                1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement (the "Assigned Interest"), including, without limitation, such interest in the Assignor's Commitment, the Advances owing to the Assignor and the Note held by the Assignor. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Advances owing to the Assignee will be as set forth in Section 2 of
Schedule 1. The effective date of this sale and assignment shall be the date specified on Schedule 1 hereto (the "Effective Date").

                2. On _______________, 19__, the Assignee will pay to the Assignor, in same day funds, at such address and account as the Assignor shall advise the Assignee, $___________, and the sale and assignment contemplated hereby shall thereupon become effective as of the Effective Date. From and after the Effective Date, the Assignor agrees that the Assignee shall be entitled to all rights, powers and privileges of the Assignor under the Credit Agreement and the Note to the extent of the Assigned Interest, including without limitation (i) the right to receive all payments in respect of the Assigned Interest for the period from and after the Effective Date, whether on account of principal, interest, fees, indemnities in respect of claims arising after the Effective Date, increased costs, additional amounts or otherwise, (ii) the right to vote and to instruct the Agents under the Credit Agreement according to its Percentage based on the Assigned Interest, (iii) the right to set-off and to appropriate and apply deposits of the Borrower as set forth in the Credit Agreement and (iv) the right to receive notices, requests, demands and other communications. The Assignor agrees that it will promptly remit to the Assignee any amount received by it in respect of the Assigned Interest (whether from the Borrower, any Agent or otherwise) in the same funds in which such amount is received by the Assignor.

                3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim;
(ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto. Except as specified in this Section 3, the assignment of the Assigned Interest contemplated hereby shall be without recourse to the Assignor.

                4. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 7.01(e)(i) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and purchase the Assigned Interest, (ii) agrees that it will, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iii) confirms that it satisfies the requirements of an Eligible Assignee, (iv) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to each Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

                5. This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                6. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

                IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

                                Schedule 1
                                    to
                           Assignment Agreement
                             Dated _____, 19__


Section 1.

        Percentage Interest:                      ______%

Section 2.

        Assignee's Commitment:                    $_______
        Aggregate Outstanding
          Principal Amount of
          Advances owing to the Assignee:         $_______

Section 3.

        Effective Date:                           _________, 19___


                                 [NAME OF ASSIGNOR]


                                 By:_____________________________
                                     Title:

                                 [NAME OF ASSIGNEE]


                                 By:_____________________________
                                     Title:

Consented to:(*)

CMS ENERGY CORPORATION


By____________________________
    Title:


_____________________
    (*) Consent of the Borrower is required for all assignments except for any assignment by a Lender to any of its Affiliates or to any other Lender or any of its Affiliates.

                                SCHEDULE I

                          CMS ENERGY CORPORATION

   Amended and Restated Credit Agreement, dated as of November 30, 1992, as amended and restated as of October 15, 1993,
          among CMS Energy Corporation, the Banks named therein,
               Citibank, N.A. and Union Bank, as Co-Agents,
               The Chase Manhattan Bank, N.A., as Co-Manager
                Citibank, N.A., as Documentation Agent, and
                     Union Bank, as Operational Agent


                                                             Eurodollar
                                                             Lending
Name of Bank            Domestic Lending Office              Office
- ------------            -----------------------              ----------

BHF-Bank                55 East 59th Street                  - same -
                        New York, New York  10022
                        Attention:  Paul Travers
                        Telephone:  212.756.5571
                        Telecopier:  212.7565911

Bank of America NT&SA   1850 Gateway Boulevard               - same -
                        Concord, California  94520
                        Attention:  Account Administrator 5693
                        Telephone:  510.675.7531
                        Telecopier:  510.675.7762

The Bank of New York    1 Wall Street                        - same -
                        New York, New York  10286
                        Attention:  Annamaria Schron
                        Telephone:  212.635.7950
                        Telecopier:  212.635.7923

Bank of Scotland        565 Fifth Avenue, 5th Floor          - same -
                        New York, New York  10017
                        Attention:  John S. Dykes
                        Telephone:  212.450.0830
                        Telecopier:  212.682.5720/557.9460

Barclays Bank PLC       222 Broadway, 11th Floor             - same -
                        New York, New York  10265
                        Attention:  John P. Burke
                        Telephone:  212.412.7542
                        Telecopier: 212.412.7511

Canadian Imperial       2727 Paces Ferry Road                - Same -
Bank of Commerce        Suite 1200
                        Atlanta, Georgia  30339
                        Attention:   Clare Coyne
                                     Senior Associate
                        Telephone:  404.916.4839
                        Telecopier: 404.955.4950

The Chase Manhattan     1 Chase Manhattan Plaza, 3rd Floor   - Same -
Bank, N.A.              Global Power Group
                        New York, New York  10081
                        Attention:  Richard Cortright, Jr.
                        Telephone: 212.552.7518
                        Telecopier: 212.552.1687

Citibank, N.A.          399 Park Avenue, 4th Floor           - Same -
                        New York, New York  10043
                        Attention:  David E. Mikula
                        Telephone:  212.559.4218
                        Telecopier:  212.793.6130

Continental Bank        231 South LaSalle Street, 10th Floor - same -
                        Chicago, Illinois  60697
                        Attention:  Ronald E. McKaig
                        Telephone:  312.828.1498
                        Telecopier:  312.987.5614

The First National      100 Federal Street                   - same -
Bank of Boston          Mail Stop 01-08-02
                        Boston, Massachusetts  02110
                        Attention:  Frank T. Smith
                        Telephone:  617.434.6625
                        Telecopier:  617.434.3652

The First National      One First National Plaza             - Same -
Bank of Chicago         Chicago, Illinois  60670
                        Telephone:  312.732.1945
                        Telecopier: 312.732.3055
                        Attention:  Ms. Susan C. Verback

Michigan National Bank  124 West Allegan Street              - Same -
                        Michigan National Tower
                        Commercial Loan Department 98-03
                        Lansing, Michigan  48933
                        Telephone:  517.377.3368
                        Telecopier: 517.377.3102
                        Attention:  Mr. Mark S. Aben

Morgan Guaranty Trust   60 Wall Street                       - same -
Company of New York     New York, New York  10260
                        Attention:  Loan Department
                        Telephone:  212.648.7420
                        Telecopier:  212.648.7421

National Westminster    175 Water Street                     - Same -
Bank PLC                New York, New York  10038
                        Telephone:  212.602.4149
                        Telecopier: 212.602.4118
                        Attention:  Robert Passarello

The Toronto-Dominion    Houston Agency                       - Same -
Bank                    Suite 1700
                        909 Fannin
                        Houston, Texas  77010
                        Telephone:  713.653.8245
                        Telecopier:  713.951.9921
                        Attention:  Ms. Debbie A. Greene

Union Bank              445 South Figueroa Street            - Same -
                        Los Angeles, California  90071
                        Telephone:  213.236.5809
                        Telecopier:  213.236.4096
                        Attention:  John M. Edmonston

                                SCHEDULE II
                        INDEBTEDNESS OF CMS ENERGY
                            As of July 29, 1994


  I.  CMS GENERATION

            A. CMS Energy Guaranty, dated August 31, 1990, to Comerica in connection with letters of credit dated August 29, 1990 reimbursement obligation of CMS Generation Filer City and Western Michigan Cogeneration Ltd Partnership required to cover a Construction and Term Loan dated July 1, 1988 (Series A) and July 1, 1990 (Series B). Beneficiary - Prudential Ins Co, Trustee - Connecticut Bank & Trust.

                                 Outstanding
                               $3,836,543.00 - Series A
                               $  713,857.00 - Series B

            B. CMS Energy Guaranty to Chase Manhattan in connection with letter of credit reimbursement obligation of CMS Generation Grayling Company for title insurance and project cost overrun funding dated as of August 23, 1991. Beneficiary - Barclays Bank

                                 Outstanding
                               $1,500,000 - Title Insurance
                               $8,500,000 - Project Overrun

            C. CMS Energy Guaranty to Chase Manhattan in connection with letter of credit reimbursement by CMS Generation Grayling Company for the 8 megawatt increase occurring August 13, 1993. Beneficiary - Consumers Power Company

                                 Outstanding
                               $835,527.00

            D. CMS Energy Guaranty to Chase Manhattan in connection with the letter of credit reimbursement obligation of CMS Generation San Nicolas for equity and project costs/fundings as required, dated as of April 16, 1993.

                                 Outstanding
                               $2,400,000.00

            E. CMS Energy Guaranty to Chase Manhattan in connection with the letter of credit reimbursement obligation of CMS Generation Co (El Chocon Project) for an original amount of $68,431,964 dated as of July 14, 1993.

                                 Outstanding
                               $501,030.00

                   CMS Energy Guaranty of the $56,100,000 guaranteed indebtedness credit agreement dated as of December 15, 1993 between the Hidroelectra El Chocon SA and The Chase Manhattan Bank, CMS Energy guarantees 25% of the total.

                                 Outstanding
                               $14,025,000.00

            F. CMS Energy Guaranty dated as of August 25, 1993, of Exeter Limited Partnership's ("Exeter") obligations under an Electricity Purchase Agreement (the "Agreement") with Connecticut Light and Power ("CL&P") and as additional collateral for CL&P's financial accommodations to Exeter under the Agreement.

                                 Outstanding
                               $8,600,000.00

            G. CMS Energy Guaranty to Comerica in connection with a $21.5MM revolving credit and letter of credit reimbursement agreement and guarantee entered into by Genesee Power Station Limited Partnership to provide taxable construction funds. The amount outstanding represents CMS Energy's 50% interest.

                                 Outstanding
                               $10,757,500.00

            H. CMS Energy Guaranty to Chase Manhattan Bank in connection with Letter of Credit Reimbursement
                   Obligation of CMS Operating, S.A. for the Lujan de Cuyo project, dated June 1994. Beneficiary - Estado Nacional Argentino (Minisperio De Economia Obras y Servicos Publicos De La Nacion).

                                 Outstanding
                               $11,147,000
            I. CMS Energy Guaranty to Chase Manhattan Bank in connection with Letter of Credit Reimbursement
                   Obligation of CMS Generation Co for Magellan Utilities Development Corporation project, dated May 12, 1994. Beneficiary - Manila Electric Company, Metro Manila, Philippines.

                                 Outstanding
                               $4,500,000

            J. CMS Energy Guaranty to Chase Manhattan Bank in connection with Letter of Credit Reimbursement Obligation of CMS Generation Co for Luzon Power Associates, Inc project, dated as of May 20, 1994. Beneficiary - Manila Electric Company, Metro Manila, Philippines.

                                 Outstanding
                               $4,500,000

            K. Indemnity Agreement in connection with Cali Colombia bid for the benefit of Sumitomo.

                                 Outstanding
                               $1,500,000

 II.        CMS ENTERPRISES COMPANY

            A. CMS Energy Guaranty of gas purchases of CMS Gas Marketing to PG&E Resources Company dated April 5, 1993 for an amount not to exceed $200,000.

            B. CMS Energy Guaranty of CMS Gas Marketing Company transportation obligations to Great Lakes Gas
                   Transmission Company dated October 31, 1990.

            C. Credit Agreement for transportation service between ANR and CMS Gas Marketing; guaranteed by CMS Energy, dated as of June 2, 1988.

            D. CMS Energy Guaranty to Comerica in connection with a letter of credit entered into by CMS Saginaw Bay Company required for cash distributions from the partnership; dated as of February 6, 1992.
                   Beneficiary - Mellon Bank, NA.

                                 Outstanding
                               $1,752,000.00

            E. CMS Energy Guaranty to Union Oil Company for purchases of natural gas of CMS Gas Marketing, dated July 16, 1992 for an estimated maximum exposure of $600,000.

            F. Master Lease Agreement, dated as of November 1, 1988, and Supplement No. 2 thereto, dated October 1, 1991, between CMS Enterprises and Meridian Leasing
                   Corporation.

                               Cumulative Remaining Lease Payments
                                           $343,222.54

            G. Master Lease Agreement dated as of August 1, 1988 between CMS Enterprises and BLC Corp, as supplemental.

                               Cumulative Remaining Lease Payments
                                           $799,711.95

III.        CMS CAPITAL CORP

            Master Lease Agreement, dated as of December 27, 1989, and Supplement No. 1 thereto, dated as of January 19, 1990, as amended, between CMS Capital and Meridian Leasing; sublease to CMS Energy dated June 29, 1990; assignment by Meridian to Fleet Credit Corporation dated as of June 26, 1990.

                                 Outstanding
                               $2,063,313.00

 IV.        MCV-RELATED AGREEMENTS

            A. Stipulated AGE Release Amount Payment Agreement between CMS Energy, Consumers and Dow Chemical Company dated as of June 1, 1990.

                   If Dow exercises its right to acquire the Alternate Generating Equipment (AGE) under the Back-up SEPA (Steam and Electric Purchase Agreement): (a) Consumers will pay the amount, up to $85 million, by which Dow's cost of obtaining the AGE exceeds the present value of the Dow Note under the Back-up SEPA. (b) CMS Energy will pay the amount by which Dow's cost to acquire the AGE (excluding the cost of discharging nonconsensual liens) exceeds the higher of $85 million or the Fair Market Value of the AGE.

            B. Environmental Agreement by CMS Energy to United States Trust Company of New York, Meridian Trust Company and the Bondholders dated as of June 1, 1990.

                   CMS Energy agrees to indemnify the
                   Debt for costs relating to certain
                   environmental matters.

            C.     Environmental Agreement by CMS Energy to The
                   Connecticut National Bank dated as of June 1, 1990.

                   CMS Energy agrees to indemnify the
                   Equity for costs relating to certain
                   environmental matters.

            D.     Indemnity Agreement by CMS Energy to MCV dated as of
                   June 1, 1990.

                   CMS Energy agrees to indemnify MCV
                   for costs relating to certain
                   environmental matters.

            E. Stand-by Working Capital Facility dated as of June 14, 1990 (CMS Energy as Participating Partner Affiliate).

                   Under certain circumstances CMS
                   Energy agrees to provide MCV with,
                   in an aggregate amount not to exceed
                   $5,261,000, for a working capital
                   loan. ($5.2MM represents CMS'
                   interest of the total loan
                   commitment.)

  V.        CMS LAND COMPANY

            CMS Energy Guaranty of the $2.3 million Bay Harbor note to Holman, Inc. CMS Energy guarantees 50% of the total.

                                 Outstanding
                               $1,150,000.00